EXHIBIT 10.1

SECURITIES PURCHASE AGREEMENT
This Securities Purchase Agreement (this "Agreement"), dated as of October 2, 2012, by the Person (the "Purchaser") listed in column (1) on the Schedule of Purchasers attached hereto (the "Schedule of Purchasers") and Capitol Bancorp Ltd., a Michigan corporation (the "Company"), and its successors, including, as the context may require, on or after the Effective Date, as reorganized pursuant to the Bankruptcy Code.
Recitals
Whereas, on August 9, 2012, the Company and its affiliate Financial Commerce Corporation filed jointly a voluntary petition commencing a case (the "Case") under Chapter 11 of Title 11 of the United States Code (as amended and in effect from time to time, the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Michigan (the "Bankruptcy Court");
Whereas, pursuant to the Plan and this Agreement, the Company intends to issue and sell to the Purchaser, and the Other Purchasers (as hereinafter defined) up to (a) an aggregate of three million five hundred thousand (3,500,000) shares of the Company's "Class B Common Stock", no par value per share (the "Class B Common"), representing forty-six and nine tenths percent (46.9%) of the outstanding voting securities of the reorganized Company, in exchange for an aggregate purchase price of seventy million dollars ($70,000,000); and (b) an aggregate of forty-five thousand (45,000) shares of the Company's non-voting "Series A Preferred Stock", no par value per share (the "Series A Preferred"; together with the Class B Common, the "Shares"), in exchange for an aggregate purchase price of forty-five million dollars ($45,000,000);
Whereas, pursuant to this Agreement, the Company is issuing and selling to Purchaser, and Purchaser is purchasing from the Company, thirty-five million dollars ($35,000,000) of Class B Common and fifteen million dollars ($15,000,000) of Series A Preferred, as set forth on the Schedule of Purchasers; and
Whereas, concurrently with the investment in the Shares contemplated herein, the Company has agreed to sell additional shares of Class B Common and Series A Preferred in private placements (the "Other Private Placements") to other investors (the "Other Purchasers") under separate securities purchase agreements (the "Other Securities Purchase Agreements") for an amount not to exceed $65,000,000 in the aggregate, with the closing of such transactions to occur simultaneously with the closing of this transaction.
Now, Therefore, in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows, in the case of the Company, subject to Bankruptcy Court approval of this Agreement:
Agreement
1.Definitions.  As used in this Agreement, when capitalized, the following terms shall have the meanings set forth below:

2.            "Articles of Incorporation" means the Articles of Incorporation of the Company, as amended from time to time (including with respect to periods following the Effective Date, of the reorganized Company).

(a)            "Affiliate" means with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control or ownership with such specified Person.  For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract, relation to individuals or otherwise, and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

(b)            "APA" means the Asset Purchase Agreement of even date herewith between the Company and VS CB Asset Acquisition, LLC, a Delaware limited liability company.

(c)            "Board" means the board of directors of the Company (including, with respect to periods following the Effective Date, of the reorganized Company).

(d)            "Board Representatives" means the three (3) persons nominated by the Purchaser from time to time to be elected or appointed to the Board, subject to the provisions of Section 7(e) hereof.

(e)            "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions of the State of Michigan are authorized by Law or executive order to close.

(f)            "Bylaws" means the bylaws of the Company, as amended from time to time (including, with respect to periods following the Effective Date, the bylaws of the reorganized Company).

(g)            "Confirmation Order" means the order confirming the Plan.

(h)            "Contracts" means all contracts now owned or hereafter acquired by the Company, including all contracts, undertakings, or agreements in or under which the Company may now or hereafter have any right, title or interest.

(i)            "CRA" means the Community Reinvestment Act of 1977, as amended.

(j)            "Disclosure Statement" means the Confidential Out-of-Court Exchange Offering Memorandum and Solicitation of Consents and Disclosure Statement and Solicitation of Votes Related to an In-Court Standby Prepackaged Joint Plan of Reorganization dated June 22, 2012 (as it may be amended, modified or supplemented from time to time, including by Supplement No. 1 to the Disclosure Statement dated July 6, 2012) relating to the Plan.

(k)            "Effective Date" means the effective date of the Plan.

(l)            "Environmental Laws" means any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances.

(m)            "Equity Securities" means (i) capital stock of, or other equity interests in, any Person; (ii) securities convertible into or exchangeable for shares of capital stock, voting securities or other equity interests in such Person; or (iii) options, warrants or other rights to acquire the securities described in clauses (i) and (ii), whether fixed or contingent, matured or unmatured, contractual, legal, equitable or otherwise.

(n)            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

(o)            "Final Orders" means the final and non-appealable order confirming the Plan.

(p)            "Governmental Entity" means any government or political subdivision or department thereof, any governmental or regulatory body, commission, board, bureau, agency or instrumentality, or any court or arbitrator or alternative dispute resolution body, in each case whether federal, state, local or foreign.

(q)            "Hazardous Materials" means: (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (ii) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

(r)            "Indebtedness" means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (ii) all obligations of such Person to pay amounts evidenced by bonds, debentures, notes or similar instruments (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (iii) all obligations of others, of the types set forth in clauses (i)-(ii) above that are secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but only to the extent so secured; (iv) all unreimbursed reimbursement obligations of such Person under letters of credit issued for the account of such Person; (v) obligations of such Person under conditional sale, title retention or similar arrangements or other obligations, in each case, to pay the deferred purchase price for property or services, to the extent of the unpaid purchase price (other than trade payables and customary reservations or retentions of title under Contracts with suppliers, in each case, in the ordinary course of business); (vi) all net monetary obligations of such Person in respect of interest rate, equity and currency swap and other derivative transaction obligations; and (vii) all guarantees of or by such Person of any of the matters described in clauses (i)-(vi) above, to the extent of the maximum amount for which such Person may be liable pursuant to such guarantee.

(s)            "Knowledge" means, with respect to the Company, the actual knowledge of Joseph D. Reid and Cristin K. Reid.

For purposes of this Agreement, Mr. Reid or Ms. Reid will be deemed to have actual  knowledge of a particular fact or other matter if:
(i)            that individual is actually aware of that fact or matter; or
(ii)            a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation; or
(iii)            any individual who is serving, or who has at any time served, as a director or officer of the Company has, or at any time had, knowledge of that fact or other matter (as set forth in (i) and (ii) above).
(t)            "Law" means any law, treaty, statute, ordinance, code, principle of common law, rule or regulation of a Governmental Entity or judgment, decree, order, writ, award, injunction or determination of an arbitrator or court or other Governmental Entity.

(u)            "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever intended for security (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

(v)            "Material Adverse Effect" means any event, fact, circumstance or occurrence that, individually or in the aggregate with any other event, fact, circumstance or occurrence, results or would reasonably be expected to result in a material adverse change in or a material adverse effect over a commercially reasonable period on the (i) financial condition, results of operations, business, operations, business assets or regulatory status of the Company and each Subsidiary, taken as a whole; (ii) legality, validity or enforceability of this Agreement, or (iii) ability on the part of the Company or the Purchaser to consummate the transactions contemplated by this Agreement and to perform in any material respect their obligations under this Agreement within the time frames provided for in this Agreement, except that any of the following, either alone or in combination, shall not be deemed a Material Adverse Effect: (A) effects resulting from or relating to the announcement or disclosure of the sale of the Shares or other transactions contemplated by this Agreement, or (B) effects caused by any event, occurrence or condition resulting from or relating to the taking of any action in accordance with this Agreement.  For the avoidance of doubt, an FDIC seizure or other FDIC-assisted takeover of any of the Company's Affiliate banks shall constitute a Material Adverse Effect.

(w)            "Permitted Liens" means (i) liens for taxes not yet due and payable, (ii) statutory liens which secure payments not yet due that arise, and are customarily discharged, in the ordinary course of business, and (iii) setoff rights under applicable Law.

(x)            "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(y)            "Plan" means the Amended and Restated Prepackaged Joint Plan of Reorganization dated June 22, 2012 (as it may be amended, modified or supplemented from time to time) proposed by the Company and Financial Commerce Corporation in connection with the Case.

(z)            "Postpetition" means, when used with respect to any indebtedness, agreement, instrument, claim, proceeding or other matter, indebtedness pursuant to any agreement or instrument first entered into or becoming effective, or claim, proceeding that first arose or was first instituted, or another matter that first occurred, after commencement of the Case.

(aa)            "Proceeding" means any legal action, suit, proceeding, claim or dispute.

(bb)            "Qualifying Ownership Interest" means five percent (5%) of the outstanding voting securities of the Company, as of the Closing Date.

(cc)            "Representatives" means, with respect to any Person, such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

(dd)            "Subsidiary" means any entity in which the Company, directly or indirectly, owns not less than five percent (5%) of the capital stock or holds a corresponding equity or similar interest.

(ee)            "Tax" (including, with correlative meaning, the term "Taxes") any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers' compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added or similar taxes.
(ff)            "Transaction Court Documents" means the Disclosure Statement and the Plan.

(gg)            "Transaction Documents" means this Agreement and the APA.

3.            Purchase and Sale of Common Stock.

(a)            Sale and Purchase.  Upon the terms and subject to the conditions set forth in this Agreement, and in reliance upon the representations and warranties hereinafter set forth, at the Closing (as hereinafter defined), the reorganized Company will issue, sell and deliver to the Purchaser, and the Purchaser will purchase from the reorganized Company, the number of

(b)            shares of Class B Common set forth opposite the Purchaser's name in column (3) on the Schedule of Purchasers and the number of shares of Series A Preferred set forth opposite the Purchaser's name in column (4) on the Schedule of Purchasers.

(c)            Purchase Price. The purchase price for the Shares to be purchased by the Purchaser at the Closing shall be the amount set forth opposite the Purchaser's name in column (7) of the Schedule of Purchasers (the "Purchase Price"), which amount shall be equal to (i) twenty dollars ($20.00) per share multiplied by the number of shares of Class B Common purchased by the Purchaser (the "Class B Common Purchase Price") plus (ii) one thousand dollars ($1,000.00) per share multiplied by the number of shares of Series A Preferred purchased by the Purchaser (the "Series A Preferred Purchase Price").
(d)            Execution Deposit. Upon executing this Agreement, Purchaser shall remit a one hundred dollar ($100.00) deposit (the "Deposit") to the Company, which shall be put towards the Purchase Price at the Closing.

(e)            Purchase price allocation.  The Purchase Price for the Shares set forth in this Section 2 is the sole consideration for such Shares and the parties agree that, for all tax purposes, such purchase price shall be allocated in a manner consistent with Section 2(b) above.  Neither party shall take a position inconsistent with such purchase price allocation for any tax purposes.

4.            Closing and Deliveries.

(a)            Subject to the satisfaction or, if permissible, waiver of the conditions set forth in Sections 8, 9 and 10 hereof, the closing of the sale and purchase of the Shares pursuant to Section 2 hereof (the "Closing") shall take place at the offices of Honigman Miller Schwartz and Cohn LLP at 350 East Michigan Avenue, Suite 300, Kalamazoo, Michigan  49007 at 10:00 a.m., local time, on  the third (3rd) Business Day following the expiration of the Due Diligence Period, or at such other time and place as the parties may agree (the date on which the Closing occurs, the "Closing Date").

(b)            At the Closing, (i) the reorganized Company shall deliver to the Purchaser certificates representing the Shares to be purchased by, and sold to, the Purchaser pursuant to Section 2 hereof (registered in the name and in the denomination designated by the Purchaser at least two (2) Business Days prior to the Closing Date), together with the other documents and certificates to be delivered pursuant to Sections 8 and 9 hereof, and (ii) the Purchaser, in full payment for the Shares to be purchased by, and sold to, the Purchaser pursuant to Section 2 hereof, shall (A) pay to the reorganized Company the Purchase Price, (B) deliver to the reorganized Company the certificate required pursuant to Section 10(a) hereof and (C) deliver to the reorganized Company a fully completed and duly executed Investor Questionnaire, reasonably satisfactory to the reorganized Company in the form attached hereto as Exhibit A (the "Investor Questionnaire").  The Purchaser shall make payment hereunder in immediately available funds by wire transfer to the account or accounts designated by the Company, or by such other means as may be agreed between the Company and the Purchaser.

(c)            Purchaser's Representations and Warranties.  The Purchaser hereby represents and warrants to the Company as follows:

(d)            Organization and Good Standing. The Purchaser is a corporation, partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization.

(e)            Authorization and Power.  The Purchaser has the requisite power and authority to enter into and perform its obligations under the Transaction Documents and to purchase the Shares being sold to the Purchaser hereunder.  The execution, delivery and performance of the Transaction Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated thereby have been, or will be at the closing, duly authorized by all necessary corporate, partnership or limited liability company action.

(f)            No Public Sale or Distribution.  The Purchaser is acquiring the Shares for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"); provided, however, that by making the representations herein, the Purchaser does not agree to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act and/or pursuant to the applicable terms of this Agreement. The Purchaser is acquiring the Shares in the ordinary course of the Purchaser's business (which business may be being formed for the purpose of acquiring the Shares), and does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Shares to such Person.

(g)            Accredited Investor Status. The Purchaser represents and warrants that the Purchaser is an "accredited investor" within the meaning of Rule 501(a)(1), (2), (3), (7) or (8) of Regulation D ("Regulation D") promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act and is, or at Closing will be, a "qualified purchaser" within the meaning of the Investment Company Act of 1940, as amended. Purchaser, to the extent that it is an entity formed for the specific purpose of purchasing the Shares, represents and warrants that, to the best of Purchaser's knowledge (after due inquiry), each equity owner of Purchaser is also an "accredited investor" within the meaning of Regulation D.  Nothing contained herein shall limit Purchaser's ability to change its ownership structure after the date hereof provided any such change does not result in Purchaser's breach of this Section 4(d).

(h)            Reliance on Exemptions.  The Purchaser understands that the Shares are being offered and sold to the Purchaser in reliance on specific exemptions from the registration requirements of U.S. federal and state securities Laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Shares. When completed, the information contained in the Investor Questionnaire completed by the Purchaser will be true, complete and correct.

(i)            Information and Exculpation.

(i)            The Purchaser has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the risks and merits of its investment in the Company.

(ii)            The Purchaser agrees that the Purchaser will make the investment in the Company that is contemplated by this Agreement based on the results of the Purchaser's own due diligence investigation of the Company.

(j)            No Governmental Review. The Purchaser understands that, except for the Bankruptcy Court, no U.S. federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares, nor have such authorities passed upon or endorsed the merits of the offering of the Shares.

(k)            Transfer or Resale. The Purchaser understands that: (i) the Shares have not been and are not being registered under the Securities Act or any state securities Laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Purchaser has delivered to the Company an opinion of counsel, in a form reasonably acceptable to the Company, or such other evidence reasonably satisfactory to the Company, to the effect that such Shares to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) such Shares can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, as amended, (or a successor rule thereto) (collectively, "Rule 144"); (ii) any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and (iii) neither the Company nor any other Person is under any obligation to register the Shares under the Securities Act or any state securities Laws or to comply with the terms and conditions of any exemption thereunder. The Shares may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the Shares and such pledge of the Shares shall not be deemed to be a transfer, sale or assignment of the Shares hereunder, and the Purchaser effecting a pledge of the Shares shall not be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement, including, without limitation, this Section 4(h); provided, however, that the Purchaser and its pledgees make such pledge in accordance with applicable Laws.  For so long as Purchaser holds a Qualifying Ownership Interest, the Company agrees to comply with the public information requirements of Rule 144.

(l)            Legends. Subject to the applicability of subsection (j) below, the Purchaser understands that, until such time as the Shares have been registered for resale under the Securities Act, the certificates or other instruments representing the Shares shall bear any legend as required by the "Blue Sky" Laws of any state and a restrictive legend in substantially

(m)            the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT, OR (B) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, OR SUCH OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.
The legend set forth above shall be removed and the Company shall issue a certificate without such legend to the holder of the Shares upon which it is stamped, if, unless otherwise required by state securities Laws, (i) such Shares are registered for resale under the Securities Act, (ii) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of counsel, which counsel and opinion are reasonably acceptable to the Company, or such other evidence reasonably satisfactory to the Company, to the effect that such sale, assignment or transfer of the Shares may be made without registration under the applicable requirements of the Securities Act, or (iii) such holder provides the Company with reasonable assurance that the Shares can be sold, assigned or transferred pursuant to Rule 144.
(n)            Validity; Enforcement. The Transaction Documents have been duly and validly authorized, executed and delivered on behalf of the Purchaser and shall constitute the legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with the terms thereof, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(o)            No Conflicts.  The execution, delivery and performance by the Purchaser of the Transaction Documents and the consummation by the Purchaser of the transactions contemplated thereby will not (i) result in a violation of the organizational documents of the Purchaser; (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Purchaser is a party; or (iii) to the Purchaser's actual knowledge, result in a violation of any Law, rule, regulation, order, judgment or decree (including federal and state securities Laws) applicable to the Purchaser, except in the case of clauses (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be

(p)            expected to have a material adverse effect on the ability of the Purchaser to perform its obligations thereunder.
(q)            Intentionally omitted.

(r)            No Other Bank Investments. Except to the extent the Purchaser has expressly disclosed otherwise in the Investor Questionnaire (as it may be amended from time to time prior to Closing), the Purchaser does not, directly or indirectly, hold or control ten percent (10%) or more of a class of voting equity of a bank or thrift holding company or a depository institution (other than pursuant to an applicable exception for fiduciary holdings).

(s)            Residency. The Purchaser is a resident of that jurisdiction specified in the Investor Questionnaire and in column (2) of the Schedule of Purchasers.

(t)            No General Solicitation.  The Purchaser acknowledges that the Shares were not offered to the Purchaser by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, website, or similar media, or broadcast over television or radio, or (ii) any seminar or meeting to which the Purchaser was invited by any of the foregoing means of communications.

(u)            Intentionally omitted.

(v)            Brokers. The Purchaser has no knowledge of any brokerage or finder's fees or commissions that are or will be payable by the Company or any of its Subsidiaries to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person or entity with respect to the transactions contemplated by this Agreement.

(w)            Additional Acknowledgement. The Purchaser acknowledges and accepts that the Company may offer its securities to other U.S. or non-U.S. investors upon substantially similar terms and conditions as the Shares being purchased pursuant to this Agreement as part of the Other Private Placements.

(x)            The Company is a Bank Holding Company. The Purchaser understands and acknowledges that: (i) the Company is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHCA"), and as such the Company is subject to regulation by the Board of Governors of the Federal Reserve System (the "Federal Reserve"); and (ii) acquisitions of interests in bank holding companies are subject to the BHCA and the Federal Reserve's Change in Bank Control Act (the "CIBCA") and may be reviewed by the Federal Reserve to determine the circumstances under which such acquisitions of interests will result in the Purchaser becoming subject to the BHCA or subject to the notice filing requirements of the CIBCA.

(y)            No Prohibited Purchaser.  The Purchaser is not, nor is any Person or entity controlling, controlled by or under common control with the Purchaser, nor, to the knowledge of the Purchaser, any Person or entity having a beneficial interest in the Purchaser, nor, to the knowledge of the Purchaser, any other Person or entity on whose behalf the Purchaser is acting (including the Other Purchasers, if applicable): (i) a Person or entity listed

(z)            in the annex to Executive Order No. 13224 (2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism); (ii) named on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Office of Foreign Assets Control ("OFAC"); (iii) is a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515; (iv) a non-U.S. shell bank or is providing banking services indirectly to a non-U.S. shell bank; (v) a senior non-U.S. political figure or an immediate family member or close associate of such figure or an entity owned or controlled by such a figure; or (vi) otherwise prohibited from investing in the Company pursuant to applicable U.S. anti-money laundering, antiterrorist and asset control Laws, regulations, rules or orders (a Person in any such category being referred to herein as a "Prohibited Purchaser"). The Purchaser agrees to provide the Company, promptly upon request, all information that the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist and asset control Laws, regulations, rules and orders. The Purchaser consents to the disclosure to regulators and Law enforcement authorities by the Company and its Affiliates and agents of such information about the Purchaser as the Company reasonably deems necessary or appropriate to comply with applicable U.S. anti-money laundering, antiterrorist and asset control Laws, regulations, rules and orders. If the Purchaser is a financial institution that is subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) and its implementing regulations (collectively, the "Bank Secrecy Act"), the Purchaser represents that the Purchaser has met and will continue to meet all of its obligations under the Bank Secrecy Act. The Purchaser and the Purchaser's Affiliates acting on its behalf have in place policies and procedures reasonably designed to detect and report suspicious customer activity (including illegal activity). The Purchaser acknowledges that if, following the investment in the Shares by the Purchaser, the Company reasonably believes that the Purchaser is a Prohibited Purchaser or is otherwise engaged in illegal activity or refuses to provide promptly information that the Company requests to dispel such beliefs, the Company has the right or may be obligated to prohibit additional investments, segregate the assets constituting, and/or withhold or suspend distributions to the Purchaser in respect of, the investment in accordance with applicable regulations or immediately require the Purchaser to transfer the Shares. The Purchaser further acknowledges that the Purchaser will not have any claim against the Company or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions taken by the Company or any of its Affiliates or agents, and the Purchaser will not have any claim against the Company or any of its Affiliates or agents for any form of damages as a result of any of the foregoing actions taken in good faith and in accordance with applicable Laws and regulations by the Company or any of its Affiliates or agents.

(aa)            Intentionally omitted.

(bb)            Intentionally omitted.

5.            Representations and Warranties of the Company.  The Company  hereby represents and warrants as of the date of this Agreement to the Purchaser as set forth below, except as disclosed in the SEC Reports filed by the Company with, or furnished by the Company to, the SEC after January 1, 2011 and at least two (2) Business Days prior to the date of this Agreement, and publicly available as of the date of this Agreement.

6.            Bankruptcy Court Orders.  The Company shall have complied in all respects with the terms of all orders of the Bankruptcy Court in respect of the transactions contemplated by this Agreement upon and after the entry of any such order.

(a)            Subsidiaries.  The Company has no direct or indirect Subsidiaries other than those Subsidiaries disclosed in the SEC Reports and has indicated therein which Subsidiaries would constitute a "significant subsidiary" of such Person within the meaning of Rule 1-02 of Regulation S-X of the SEC ("Company Significant Subsidiary"). The Company owns, directly or indirectly, all of the capital stock or other equity interests of each Subsidiary, free and clear of any and all Liens (other than Permitted Liens), and all the issued and outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, commitments or agreements of any character whatsoever providing for the purchase or issuance of any Subsidiary's capital stock or any securities representing the right to purchase or otherwise receive any shares or other equity interests of such Subsidiary's capital stock.

(b)            Organization and Qualification.  The Company is duly registered as a bank holding company under the BHCA. The Company and each Subsidiary is an entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. The Company and each Subsidiary is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to result in a Material Adverse Effect.

(c)            Authorization; Enforcement.  Upon the entry of the Confirmation Order, except as contemplated by and provided for under the Bankruptcy Code and, if applicable, subject to entry of the Confirmation Order, the Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and the Other Securities Purchase Agreements.  The execution and delivery of the Transaction Documents to which it is a party and the Other Securities Purchase Agreements by the Company and the consummation by the Company of the transactions contemplated thereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, the Board or the shareholders of the Company in connection therewith other than in connection with the Required Approvals (as hereinafter defined).  Each of the Transaction Documents to which the Company is a party and the Other Securities Purchase Agreements shall be duly executed and delivered by the Company and, except as otherwise provided herein, each such Transaction Document shall, when so executed, constitute a legal, valid and binding obligation of the Company enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity.

(d)            No Conflicts.  Upon the entry of the Confirmation Order, except as contemplated by and provided for under the Bankruptcy Code and, if applicable, subject to entry of the Confirmation Order, the execution, delivery and performance by the Company of the Transaction Documents to which it is a party and the Other Securities Purchase Agreements, the issuance and sale of the Shares and the consummation by the Company of the transactions contemplated hereby and the Other Securities Purchase Agreements do not and will not (i) conflict with or violate any provision of the Company's or any Subsidiary's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary other than those in favor, or for the benefit, of the Purchaser, its successors and assigns, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals, conflict with or result in a violation of any Law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities Laws and regulations), or by which any property or asset of the Company or a Subsidiary is bound or affected.

(e)            Filings, Consents and Approvals.  The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with the execution, delivery and performance by the Company of this Agreement, other than: (i) approval by the Bankruptcy Court; (ii) such filings as are required to be made under the Securities Act, the Exchange Act, and applicable state securities Laws; and (iii) such consents, waivers, authorizations or orders, or such filings, as have been obtained or made or as may be required as it relates to the Purchaser (collectively, the "Required Approvals").

(f)            Capitalization.

(i)            Upon the Closing and after giving effect to the Confirmation Order, the Plan, the Other Private Placements and the transactions contemplated hereby (assuming the issuance of the maximum amount of the securities under the Plan), the authorized capital stock of the reorganized Company will consist solely of (A) One Hundred Ten Million (110,000,000) shares of common stock, no par value per share, (1) Five Million (5,000,000) shares of the Common Stock will be designated as Class A Common Stock, Seven Hundred Sixty-Seven Thousand Fifty (767,050) shares of which will be issued and outstanding, (2) One Hundred Million (100,000,000) shares of the Common Stock will be designated as Class B Common Stock, Three Million Eight Hundred Eighty-two Thousand Nine Hundred Fifty (3,882,950) shares of which will be issued and outstanding and (3) Two Million Five Hundred Thousand (2,500,000) shares of Common Stock shall be designated as Class C Redeemable Common Stock, all of which will be issued and outstanding and (B) Two Hundred Thousand (200,000) shares of Preferred Stock, no par value per share Seventy-Five Thousand (75,000) shares of which will be designated as "Fixed Rate Series A Cumulative Perpetual

(ii)            Preferred Stock", Forty-Five Thousand (45,000) shares of which will be issued and outstanding. Upon the Closing (after giving effect to the Confirmation Order, the Plan and the transactions contemplated hereby), the Shares shall be issued to the Purchaser.  The rights, preferences and privileges of the capital stock of the Company shall be as set forth in the Articles of Incorporation, as amended pursuant to the Plan and in effect upon the Closing, in the form reasonably approved by the Purchasers (such approval not to be unreasonably withheld, conditioned or delayed).

(iii)            Upon the Closing Date, all of the Shares to be issued and delivered to the Purchaser pursuant to the terms hereof shall have been duly authorized and validly issued, fully paid, nonassessable and not subject to preemptive or similar rights of third parties.

(iv)            Upon the Closing and after giving effect to the Confirmation Order and the Plan, (A) except for with respect to the Other Private Placements, there shall be no voting trusts, voting agreements, proxies, first refusal rights, first offer rights, co-sale rights, options, transfer restrictions or other agreements, instruments or understandings (whether oral, formal or informal) with respect to the voting, transfer or disposition of capital stock of the Company or any Subsidiary to which the Company or any Subsidiary is a party or by which it is bound, or, to the Knowledge of the Company, among or between any Persons other than the Company or any Subsidiary (as the case may be), except as set forth in this Agreement, and (B) except for the Other Private Placements and shares of common stock that are reserved for issuance under any management incentive plan (provided that such shares of common stock reserved under a management incentive plan shall not in any event exceed a percentage of authorized shares of common stock, calculated on a fully diluted basis, agreed to by the Purchaser and the Company), there will be no options, warrants, stock appreciation rights, restricted stock units, calls, commitments or agreements of any character to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, calling for the issuance of shares of capital stock or other Equity Securities of the Company or any Subsidiary or for settlement in cash based upon the value of any such Equity Securities, or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound to acquire, at any time or under any circumstance, capital stock of the Company or any Subsidiary or any such Equity Securities.

(g)            Outstanding Indebtedness.  All outstanding Indebtedness of the Company is listed in the Plan.  The Company is not obligated, pursuant to any agreement or instrument applicable to the Company, to purchase any Equity Securities of, or make any other equity investment in, any Person.

(h)            SEC Reports.  The Company has timely filed all forms, reports, schedules, proxy statements, registration statements and other documents (including all exhibits thereto) required to be filed with the SEC since December 31, 2008, pursuant to the federal securities Laws and the SEC rules and regulations thereunder, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (as they have been amended since the time of their filing, and including the exhibits thereto, collectively, the "SEC Reports"). The SEC Reports (including, without limitation, any financial statements or schedules included or incorporated by reference therein) at the time they became effective, in the case of registration statements, or when filed and as amended, in the case of any other SEC Report, complied in all

(i)            material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC under all of the foregoing.

(j)            Financial Statements. The consolidated balance sheets of the Company and each Subsidiary as of December 31, 2011 and related consolidated statements of income, shareholders' equity and cash flows for the three (3) years ended December 31, together with the notes thereto, certified by BDO USA LLP and included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as filed with the SEC and as the same may have been amended prior to the date hereof (i) have been prepared from, and are in accordance with, the books and records of the Company and each Subsidiary; (ii) complied as to form, as of the date of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; (iii) have been prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis; and (iv) present fairly in all material respects, in accordance with GAAP, the consolidated financial position of the Company and each Subsidiary at the dates set forth therein and the consolidated results of operations, changes in stockholders' equity and cash flows of the Company and each Subsidiary for the periods stated therein.

(k)            Disclosure Controls and Procedures. The Company has established and maintains disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) that are effective in all material respects to ensure that material information relating to the Company, including any Subsidiary, is made known to its chief executive officer and chief financial officer by others within those entities. The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of the end of the period covered by the most recently filed annual periodic report under the Exchange Act (such date, the "Evaluation Date"). The Company presented in its most recently filed annual periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no material changes in the Company's internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the Company's Knowledge, in other factors that could affect the Company's internal controls.

(l)            Accounting Controls. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management's general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management's general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, any Subsidiary or, to the Company's Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or

(m)            claim that the Company or any Subsidiary has engaged in questionable accounting or auditing practices.

(n)            Material Changes.  Since the date of the latest audited financial statements included within the SEC Reports, except in connection with the filing of the Case (or any other bankruptcy, insolvency or similar proceeding filed by any Subsidiary of the Company) or with any action approved by the Bankruptcy Court (or any other court in connection with any such other proceedings), (i) there has been no event, occurrence or development that has had or that would reasonably be expected to result in a Material Adverse Effect, (ii) the Company has not materially altered its method of accounting, (iii) the Company has not declared or made any dividend or distribution of cash or other property to its shareholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock and (iv) the Company has not issued any Equity Securities to any officer, director or Affiliate, except pursuant to existing Company stock option or compensation plans.

(o)            Labor Relations.  No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company, which would reasonably be expected to result in a Material Adverse Effect.

(p)            Compliance.  Neither the Company nor any Subsidiary: (i) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (ii) is in violation of any judgment, decree or order of any court, arbitrator or governmental body or (iii) is or has been in violation of any statute, rule, ordinance or regulation of any governmental authority, including, without limitation, all foreign, federal, state and local Laws applicable to its business and all such Laws that affect the environment, except in each case to the extent permitted by the Bankruptcy Code.

(q)            Material Permits.  The Company and each Subsidiary possesses all certificates, authorizations and permits issued by the appropriate federal, state, local or foreign regulatory authorities necessary to conduct its business as described in the SEC Reports and except where the failure to possess such permits is permitted by the Bankruptcy Code ("Material Permits"), and neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of any Material Permit.

(r)            Patents and Trademarks.  The Company and each Subsidiary has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with their respective businesses as described in the SEC Reports (collectively, the "Intellectual Property Rights"). None of, and neither the Company nor any Subsidiary has received a notice (written or otherwise) that any of, the Intellectual Property Rights has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement.  Neither the Company nor any Subsidiary has received, since the date of the latest audited

(s)            financial statements included within the SEC Reports, a written notice of a claim or otherwise has any Knowledge that the Intellectual Property Rights violate or infringe upon the rights of any Person. To the Knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the Intellectual Property Rights. The Company and each Subsidiary has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties.

(t)            Transactions With Affiliates and Employees.

(i)            Except as set forth in the SEC Reports and for loans made in the ordinary course of business by Affiliates of the Company in compliance with any applicable Laws, neither Company nor any Subsidiary is a party to any transaction (including any loan or other credit accommodation but excluding deposits in the ordinary course of business) with any Affiliate, shareholder, director, or executive officer of Company or any Subsidiary, and all such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons who are not related to or Affiliates of Company or any Subsidiary.

(ii)            Except as set forth in the SEC Reports and for loans made in the ordinary course of business by Affiliates of the Company in compliance with any applicable Laws, as of the date hereof, no credit extension by Company or any Subsidiary to any Affiliate, shareholder, director, or executive officer of Company or any Subsidiary is presently in material default or, during the three-year period prior to the date of this Agreement, has been in material default or has been restructured, modified, or extended in order to avoid or cure a default.  As of the date hereof, principal and interest with respect to any such credit extension will, to the Knowledge of Company, be paid when due and the loan grade classification accorded such credit extension is appropriate.

(iii)            All agreements between the Company or any Subsidiary and any Affiliates, shareholders, directors or executive officers of Company or any Subsidiary comply, to the extent applicable.

(u)            Certain Fees.  Other than the fees payable to River Branch Capital, LLC, DelMorgan & Co., and/or Dresner Partners, no brokerage or finder's fees or commissions are or will be payable by the Company to any broker, financial advisor or consultant, finder, placement agent, investment banker, bank or other Person with respect to the Transaction Documents or the transactions contemplated thereby. The Purchaser shall not have any obligation with respect to any fees or with respect to any claims made by or on behalf of other Persons for fees of a type contemplated in this Section 5(s) that may be due from the Company in connection with the transactions contemplated by this Agreement.

(v)            Application of Takeover Protections.  The Company and the Board have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under the Articles of Incorporation or the Laws of its state of incorporation that is or could become applicable to the Purchaser or Other Purchaser solely as a

(w)            result of the Company's issuance of the Shares and the Purchaser's ownership of the Shares or in connection with the Other Private Placements.

(x)            Regulatory Agreement. Except as described in the SEC Reports (each, a "Regulatory Agreement"), neither the Company nor any Subsidiary (i) has received, consented to, or entered into any notice, communication, memorandum, agreement or order of any applicable Governmental Entity directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of the Company or (ii) is aware of any basis for any unresolved violation of any applicable Governmental Entity with respect to any Regulatory Agreement.

(y)            CRA Compliance.  The Company and each Subsidiary, as applicable, has received a rating of "Satisfactory" or better in its most recent examination or interim review with respect to the CRA. The Company does not have Knowledge of any facts or circumstances that would cause the Company or any Subsidiary: (i) to be deemed not to be in satisfactory compliance in any material respect with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by federal bank regulators of lower than "Satisfactory"; or (ii) to be deemed to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury's Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (iii) to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company and each Subsidiary. To the Knowledge of the Company, no non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause either the Company or any Subsidiary to undertake any remedial action. The Board or, where appropriate, any Subsidiary has adopted, and the Company and each such Subsidiary has implemented, an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the USA PATRIOT Act and the regulations thereunder, and the Company and each such Subsidiary has complied in all material respects with any requirements to file reports and other necessary documents as required by the USA PATRIOT Act and the regulations thereunder.

(z)            Loan Loss Reserves. Each of the reserve and allowances for possible loan losses and the carrying value for real estate owned which are shown on the financial statements of the Company included in the SEC Reports has been established in conformity with all applicable requirements, rules and policies of applicable Governmental Entities and complies with GAAP applied on a consistent basis to provide for possible losses on loans outstanding and real estate owned as of the date of such financial statements.

(aa)            Investment Company. Neither the Company nor any Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

(bb)            No General Solicitation. Neither the Company nor any of its Affiliates nor any Person acting on its or their behalf, has engaged or will engage, in connection with the offering of the Shares or the Other Private Placements, in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act.

(cc)            Contracts.

(i)            Except as disclosed in the SEC Reports, the Company is not a party or subject to any of the following: (A) any Contract, understanding or obligation with respect to severance, termination, retention or change in control, to pay liabilities or fringe benefits, with any present or former directors of the Board, officers or employees of the Company, or any such agreement, understanding or obligation, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract; (B) any Contract providing for bonuses, pensions, options, deferred compensation, retirement payments, royalty payments, profit sharing or similar payment or benefit with respect to any present or former Representative of the Company, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract; (C) any Contract under which the Company has created, incurred, assumed or guaranteed indebtedness for borrowed money or that is an outstanding guarantee, letter of comfort, letter of assurance, keepwell, letter of credit, performance bond, surety bond, indemnity agreement or other form of assurance or guarantee, the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract; and (D) any Contract required pursuant to Item 601 of Regulation S-K under the Securities Act to be filed as an exhibit to any SEC Report, which has not been so filed (each of the agreements described in clauses (A) through (D), a "Material Contract").

(ii)            The Company is not in material breach or material violation of, or in default under or with respect to, any Material Contract.

(iii)            As of the date of this Agreement, the Company is not a party to or bound by any non-competition Contract or other Contract the assumption of which has been approved by the Bankruptcy Court or that is a Postpetition Contract that (i) purports to limit in any material respect either the type of business in which the Company may engage or the manner or locations in which the Company may so engage in any business, or (ii) requires the disposition of any material assets or line of business of the Company outside of the ordinary course of business.

(iv)            A true and complete copy of each Material Contract to which the Company is a party has previously been delivered or made available to the Purchaser or will be made available to the Purchaser prior to the expiration date of the Due Diligence Period (as hereinafter defined) (subject to applicable confidentiality restrictions) and each such Contract is a valid and binding agreement of the Company, as the case may be, and is in full force and effect, except to the extent any has previously expired in accordance with its terms.

(v)            As of the date hereof, since the commencement of the Case, the Company has not rejected and failed to replace, on terms that are no less favorable to the Company, any Contract that is necessary to conduct the business of the Company in substantially the same manner as presently conducted and as proposed to be conducted

(vi)            Exemption from Registration. The offering and issuance by the Company of the Shares pursuant to the Plan shall be exempt from registration pursuant to Section 4(2) of the Securities Act, Regulation D and Regulation S, as applicable; provided, that in connection with the use of such exemptions, the Company is relying on the truth and accuracy of the Purchaser's representations and warranties provided in Section 4 of this Agreement.

(dd)            Other Private Placements.  Concurrently with the execution and delivery of this Agreement, the Company has agreed to sell Shares of Class B Common and Series A Preferred in the Other Private Placements on terms and conditions that are substantially identical in all material respects to those set forth in this Agreement (except as approved by Purchaser in writing).

(ee)            Section 382(l)(5).  The transactions contemplated by this Agreement and the Case satisfy the requirements of Section 382(l)(5) of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the "Code").

(ff)            Properties.

(i)            The Company has previously delivered to Purchasers a list of all real property owned or leased by the Company or any Subsidiary, including REO Property ("Company Real Property"). The Company and each of its Subsidiaries has good and marketable title to all real property owned by it (including any property acquired in a judicial foreclosure proceeding or by way of a deed in lieu of foreclosure or similar transfer), in each case free and clear of any Liens except (i) liens for Taxes not yet due and payable and (ii) such easements, restrictions and encumbrances, if any, as are not material in character, amount or extent, and do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby.  Each lease pursuant to which the Company or any Subsidiary as lessee, leases real or personal property is valid and in full force and effect and neither the Company nor any Subsidiary, nor, to the Knowledge of Company, any other party to any such lease, is in default or in violation of any material provisions of any such lease. The Company has previously delivered to Purchaser a complete and correct copy of each such lease. All real property owned or leased by the Company or any Subsidiary are in all material respects in a good state of maintenance and repair (normal wear and tear excepted), conform with all applicable ordinances, regulations and zoning laws and are considered by the Company to be adequate for the current business of the Company and its Company Significant Subsidiaries. To the Knowledge of the Company, none of the buildings, structures or other improvements located on any real property owned or leased by the Company or any of its Company Significant Subsidiaries encroaches upon or over any adjoining parcel or real estate or any easement or right-of-way.

(ii)            The Company and each of its Company Significant Subsidiaries has good and marketable title to all tangible personal property owned by it, free and clear of all Liens except such Liens, if any, that are not material in character, amount or extent, and that do not materially detract from the value, or materially interfere with the present use of the properties subject thereto or affected thereby. With respect to personal property used in the business of the Company and its Company Significant Subsidiaries that is leased rather than owned, neither the

(iii)            Company nor any of its Company Significant Subsidiaries is in default under the terms of any such lease.

(gg)            Environmental Matters.  To the Knowledge of Company and each Subsidiary is and has been in compliance with all terms and conditions of all applicable federal, state, and local Environmental Laws and permits thereunder, except for violations that, individually or in the aggregate, have not, and are not reasonably likely to have, a Material Adverse Effect.  Neither Company nor any Subsidiary (i) has received any written notice of any violation of, or inquiries regarding any violation of, any Environmental Laws, (ii) has generated, stored, or disposed of any materials designated as Hazardous Materials under the Environmental Laws, or (iii) is not subject to any claim or lien under any Environmental Laws.  To the Knowledge of Company, no release (as defined at CERCLA, 42 U.S.C. 9601(22), without regard for the exclusions therein mentioned) of Hazardous Materials has occurred at or from any real estate during the term of the ownership, lease or operation thereof by Company or any Subsidiary for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind, and no condition exists at any real estate currently owned, leased or operated by Company or any Subsidiary for which the Environmental Laws required or require notice to any third party, further investigation, or response action of any kind.  Neither Company nor any Subsidiary has directed, controlled, overseen, or participated in, or has sought to direct, control, oversee, or participate in, the management of environmental matters of any borrower or any real estate in which Company or any Subsidiary holds or has held a security interest (a "Company Loan Property").  No asbestos or lead is now or has been contained in any Company Real Property or any Company Loan Property.  There are no underground storage tanks at any Company Real Property or Company Loan Property and no person or Entity has closed or removed any underground storage tanks from any Company Real Property or Company Loan Property.  No Company Real Property or Company Loan Property is, or has been, an industrial site or a landfill during its ownership, lease, operation, or loan with respect thereof or, to the Knowledge of Company, prior to such ownership, lease, operation or loan.  Company has furnished Purchaser true and complete copies of all environmental assessments, reports, studies and other similar documents or information in its possession or control relating to each Company Real Property and each Company Loan Property.

(hh)            Loan Matters.

(i)            All loans held by the Company or any or any Subsidiary were made in all material respects for good, valuable and adequate consideration in the ordinary course of the business, in accordance in all material respects with sound banking practices, and, to the Knowledge of the Company, are not subject to any defenses, setoffs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are, in all material respects, enforceable, valid, true and genuine and what they purport to be.

(ii)            Neither the terms of any loan, any of the documentation for any loan, the manner in which any loans have been administered and serviced, nor the Company's practices of approving or rejecting loan applications, violate in any material respect any federal,

(iii)            state, or local law, rule or regulation applicable thereto, including, without limitation, the Truth In Lending Act,  Regulations O and Z of the Federal Reserve or any successor agency, the CRA, the Equal Credit Opportunity Act, and any state laws, rules and regulations relating to consumer protection, installment sales and usury.

(iv)            None of the agreements pursuant to which the Company or any Subsidiary has sold loans or pools of loans or participations in loans or pools of loans contains any obligation to repurchase such loans or interests therein solely on account of a payment default by the obligor on any such loan.

(v)            As requested by Purchaser, prior to the Closing, the Company will provide Purchaser with a list of all loans (A) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (B) that are on non-accrual status, (C) that are classified as "Watch", "Special Mention", "Substandard", "Doubtful", "Loss" or words of similar import, (D) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (E) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the origination of the loan due to concerns regarding the borrower's ability to pay in accordance with the loan's original terms, and (F) where a specific reserve allocation exists in connection therewith.

(ii)            Investment Securities; Derivatives.

(i)            Except for restrictions that exist for securities that are classified as "held to maturity," none of the investment securities held by the Company or any Subsidiary is subject to any restriction (contractual or statutory) that would materially impair the ability of the Person holding such investment freely to dispose of such investment at any time.

(ii)            Neither the Company nor any Subsidiary is a party to or has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is a derivative contract (including various combinations thereof) or owns securities that (A) are referred to generically as "structured notes," "high risk mortgage derivatives," "capped floating rate notes" or "capped floating rate mortgage derivatives" or (B) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.

(jj)            Taxes.  The Company (i) has prepared and filed all foreign, federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all Taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith, with respect to which adequate reserves have been set aside on the books of the Company and (iii) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.

(kk)            Litigation.  There is no Proceeding which (i) adversely affects or challenges the legality, validity or enforceability of any of the Transaction Documents or the Shares or (ii) except as disclosed in the SEC Reports as of the date of this Agreement, is reasonably likely to have a Material Adverse Effect, individually or in the aggregate, if there were an unfavorable decision. Other than with respect to the pending dispute in the Circuit Court of Ingham County, State of Michigan, captioned G3 Properties, et. al. v. Capitol Bancorp Ltd., et al, which dispute is covered by the Company's insurance, neither the Company nor any Subsidiary, nor any director or officer thereof, is or has been the subject of any Proceeding involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. There has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or any current or former director or officer of the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any of its Subsidiaries under the Exchange Act or the Securities Act.

(ll)            Labor Matters.  No material labor dispute exists or, to the Knowledge of the Company, is imminent with respect to any of the employees of the Company or any Subsidiary which would have or reasonably be expected to have a Material Adverse Effect. None of the employees of the Company or any Subsidiary is a member of a union that relates to such employee's relationship with the Company, and neither the Company nor any of its Subsidiaries is a party to a collective bargaining agreement, and the Company and each Subsidiary believes that its relationship with its employees is good. To the Knowledge of the Company, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of a third party, and to the Knowledge of the Company, the continued employment of each such executive officer does not subject the Company or any Subsidiary to any liability with respect to any of the foregoing matters. The Company and the Subsidiaries are in compliance in all material respects with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance would not have or reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(mm)            ERISA.  The Company and its Subsidiaries are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (herein called "ERISA") and the Code applicable to employee benefit plans (as defined in ERISA). No "reportable event" (as defined in ERISA) has occurred with respect to any "pension plan" (as defined in ERISA) for which the Company would have any liability. The Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any "pension plan" or (ii) Sections 412 or 4971 of the Code; and each "pension plan" for which the Company or any Subsidiary would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(nn)            Disclosure.

(oo)            No representation or warranty or other statement made by Company in this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(i)            The Company does not have Knowledge of any fact that has specific application to Company (other than general economic or industry conditions) and that may have Material Adverse Effect that has not been set forth in this Agreement or otherwise disclosed to Purchaser in writing.

7.Pre-Closing Covenants.

(a)            Conduct of Business.  Between the date hereof and the Closing Date, except as contemplated by and provided for under the Bankruptcy Code and, if applicable, subject to any relevant orders of the Bankruptcy Court, the Company shall operate and carry on the operations of its business in the ordinary course and substantially as operated as of the date of this Agreement; provided, however, the parties acknowledge and agree that the Company's ability to operate in the ordinary course is limited by (i) the utilization of cash flow from operations and restrictions on use of cash collateral pursuant to orders of the Bankruptcy Court, (ii) the fact that the business is being operated while in bankruptcy, and (iii) the Company's inability to control the conduct of contractual counterparties and other third parties, and such limitations may limit the Company's ability to operate in the ordinary course.

(b)            Bankruptcy Filings, Covenants and Agreements.

(i)            The Company shall use commercially reasonable efforts to: (A) obtain confirmation of the Plan and (B) cause the Effective Date to occur by no later than December 31, 2012.

(ii)            The Company shall use its (and shall cause their respective Subsidiaries to use) commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate the transactions contemplated hereby, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the transactions contemplated hereby in accordance with the timelines provided in this Agreement. Subject to applicable Laws, to the extent reasonably practicable, the parties shall provide copies in advance, and consult with each other on, all filings made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by the Transaction Documents. To the extent permitted by Law and reasonably practicable, the Company shall provide the Purchaser with any communications submitted to a Governmental Entity regarding material matters with respect to the transactions contemplated by this Agreement.

(iii)            The Company further covenant and agree, with respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties

(iv)            hereto to consummate the transactions contemplated hereby, to use commercially reasonable efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(v)            Nothing in this Agreement shall obligate the Purchaser or any of its Affiliates to take any action, or agree, (i) to limit in any manner whatsoever or not to exercise any rights of ownership of any securities, or to divest, dispose of or hold separate any securities or all or a portion of their respective businesses, assets or properties or of the business, assets or properties of the Company, or (ii) to limit in any manner whatsoever the abilities of such entities (A) to conduct their respective businesses or own such assets or properties or to conduct the business or own the properties or assets of the Company or (B) to control their respective businesses or operations or the business or operations of the Company.

(c)            Most Favored Nation; Certain Other Purchasers Prohibited.  During the period from the date hereof though the Closing, the Company shall not enter into any additional, or modify any existing, agreements with any existing or future investors in the Company (including in connection with the Other Private Placements) that have the effect of establishing rights or otherwise benefiting such investor in a manner more favorable in any respect to such investor than the rights and benefits established in favor of the Purchaser under this Agreement, unless, in any such case, the Purchaser has been offered such rights and benefits (which the Purchaser may accept or reject in its sole discretion).  None of the Other Purchasers that are or become parties to the Other Private Placements shall currently be or previously have been engaged, directly or indirectly, in the adult entertainment industry, the gambling industry or the alcohol or tobacco industry.

(d)            Notice of Other Terminations. The Company shall promptly notify the Purchaser if any of the Other Securities Purchase Agreements are terminated.

(e)            No Shop.  During the period from the date hereof through the Closing or the termination of this Agreement in accordance with its terms, the Company shall not, and the Company shall not permit any of its Affiliates, directors, officers or employees to, and the Company shall use commercially reasonable efforts to cause its other representatives or agents (together with directors, officers, and employees, the "Company Representatives") not to, directly or indirectly, (i) discuss, encourage, negotiate, undertake, initiate, authorize, recommend, propose or enter into, whether as the proposed surviving, merged, acquiring or acquired corporation or otherwise, any transaction involving a merger, consolidation, business combination, recapitalization, purchase or disposition of any material amount of the assets of the Company or any material amount of the capital stock or other ownership interests of the Company (whether with respect to the outstanding capital stock of the Company or the issuance by the Company of capital stock) (other than in connection with this Agreement, the APA and the Other Private Placements) (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction, (iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. The Company shall notify the Purchaser orally and in writing promptly (but in no

(f)            event later than one (1) Business Day) after receipt by the Company or any of the Company Representatives thereof of any proposal or offer from any Person to effect an Acquisition Transaction or any request for non-public information relating to the Company or for access to the properties, books or records of the Company by any Person in connection with an Acquisition Transaction.

(g)            Filings; Other Actions.

(i)            The Purchaser shall use its reasonable efforts to obtain all governmental, quasi-governmental, court or regulatory approvals, consents or statements of non-objection that, to its knowledge, are necessary to allow it to acquire the Shares, including any approvals, consents or statements of non-objection required by any state regulatory authorities and the Federal Reserve. The Purchaser agrees (i) that it will use its reasonable efforts to submit to the Federal Reserve (to the extent required) within thirty (30) days of the date hereof, (A) an application or notice under Section 3 and/or 4, as applicable, of the BHCA or a notice under the CIBCA, as applicable, to acquire the Shares (the approval of such application, an "Approval") and/or (B) a request for determination that it shall not be deemed to "control" the Company or any subsidiary of the Company for purposes of Sections 3 or 4 of the BHCA by reason of the purchase of the Shares or the consummation of the other transactions contemplated by this Agreement (a "Non-Control Determination"), and (ii) it will provide (and, if and as required by the Federal Reserve, will cause any of its general partners, managers, managing members or management companies or other controlling entities, as applicable, to provide) any passivity commitments required by the Federal Reserve in connection with its request to obtain such determination.  The determination of whether to seek Approval or a Non-Control Determination shall be at Purchaser's sole discretion.

(ii)            Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with this Agreement.  Notwithstanding anything in this Section 6(f) or elsewhere in this Agreement to the contrary, (1) the Purchaser shall not be required to provide any materials to the Company that it deems private or confidential and (2) the Purchaser shall provide information only to the extent typically provided by the Purchaser to such governmental entities under the Purchaser's policies consistently applied and subject to such confidentiality requests as the Purchaser may reasonably seek.

8.            Additional Covenants.

(a)            Transaction Court Documents.

(i)            The Company shall provide to the Purchaser copies of all Transaction Court Documents and all motions, objections, pleadings, notices, proposed orders and other documents seeking the approval of any Transaction Court Document or which are primarily related to the Transaction Court Documents (collectively, the "Other Transaction Court Documents") as soon as reasonably practicable prior to filing the same with the

(ii)            Bankruptcy Court and (ii) the Purchaser shall provide to the Company copies of all motions, objections, pleadings, notices, proposed orders and other documents that are to be filed by or on behalf of the Purchaser in the Case that are primarily related to the Transaction Court Documents as soon as reasonably practicable after filing the same with the Bankruptcy Court. If, after delivering the same to the Purchaser, the Company modifies any draft Transaction Court Document or any Other Transaction Court Document in any respect, including at the hearing scheduled to consider such Transaction Court Document or any Other Transaction Court Document (such hearing, the "Relevant Hearing"), the Company shall provide the modified version to the Purchaser as soon as reasonably practicable following such modification.

(iii)            With respect to drafts of Transaction Court Documents and Other Transaction Court Documents and motions seeking approval of the same and any modifications subsequently made to such drafts and delivered to the Purchaser pursuant hereto, the Purchaser shall raise with the Company in writing any objections that the Purchaser might have to such drafts or modifications as soon as reasonably practicable following receipt of such drafts or modifications, but in no event later than one (1) Business Day prior to the Relevant Hearing or the Company's intended date of filing the motion, as applicable; provided that if the Purchaser has not been given a reasonable amount of time to review and comment on such drafts or modifications, the Purchaser may object on the grounds of failure to provide sufficient time; provided further that if the Purchaser raises such an objection or if, after the conclusion of the Relevant Hearing, the Bankruptcy Court makes any modifications to a Transaction Court Document and Other Transaction Court Documents that were not discussed or described at the Relevant Hearing, the Purchaser shall have three (3) Business Days after the approval or entry of such Transaction Court Document and Other Transaction Court Documents to raise any objections to such modifications. So long as the Company complies with the requirements of this Section 7(a) regarding a given Transaction Court Document and Other Transaction Court Documents, unless the Purchaser timely raises an objection to such document as set forth herein (and such objection has not been resolved to the reasonable satisfaction of the Purchaser), such document shall be deemed to fulfill the condition precedent to the Purchaser's obligation to consummate the transactions contemplated hereby set forth in Section 8(b) hereof and the Purchaser shall be deemed to have waived in all respects any termination right with respect to such document. Regardless of whether or not the Purchaser raises any objection to a given Transaction Court Document and Other Transaction Court Documents or any modifications thereto in advance of the Relevant Hearing, the Purchaser shall be deemed to have waived in all respects any closing condition or termination right with respect to such document unless a Representative of the Purchaser, with decision-making authority, appears at the Relevant Hearing to provide final approval of such Transaction Court Document and Other Transaction Court Documents and any modifications thereto made at or prior to such hearing.

(b)            Form D and Blue Sky.  The Company agrees to file a Form D with respect to the Shares as required under Regulation D and to provide a copy thereof to the Purchaser upon request. The Company, on or before the Closing, shall take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for or to qualify the Shares for sale to the Purchaser at the Closing pursuant to this Agreement under applicable securities or "Blue Sky" Laws of the states of the United States (or to obtain an exemption from such qualification), and shall provide evidence of any such action so taken upon

(c)            the Purchaser's request. The Company shall make all filings and reports as it reasonably determines are necessary relating to the offer and sale of the Shares required under applicable securities or "Blue Sky" Laws of the states of the United States following the Closing; provided, however, that the Company shall not for any such purpose be required to qualify generally to transact business as a foreign corporation in any jurisdiction where it is not so qualified or to consent to general service of process in any such jurisdiction.

(d)            Certain Fees and Expenses.  The Company shall pay its own expenses (including the fees and expenses of its attorneys) in connection with the preparation, negotiation, execution, and performance of this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel, financial advisors, investment bankers and accountants.  The Company shall also pay all stamp or transfer taxes and other taxes (not including income or similar taxes) and duties levied in connection with the sale and issuance of the applicable Shares. In addition, Company shall pay or reimburse, or shall cause an affiliate or affiliates of Company to pay or to reimburse, Purchaser and any Affiliate of  Purchaser (including any direct or indirect equity owners of a Purchaser) and any Person now or hereafter acting in concert with Purchaser in connection with the transactions contemplated by this Agreement (an "Acting in Concert Person"), for all documented third party costs and expenses incurred by Purchaser or an Affiliate of Purchaser (including any direct or indirect equity owners of Purchaser) or any Acting in Concert Person pursuant to and/or in connection with the transactions contemplated by this Agreement (the "Purchaser Expenses") for or related to (1) due diligence efforts, (2) negotiations relating to this Agreement or the Transaction Documents (or any amendments or modifications to this Agreement or the Transaction Documents), (3) actions required of Purchaser pursuant to this Agreement (e.g., regulatory approvals) and (4) closing of the transactions contemplated by this Agreement. The Purchaser Expenses may include, without limitation, all costs and expenses of agents, counsel, consultants, financial advisors, investment bankers and accountants, and all costs and expenses for environmental reports, title commitments, property appraisals, property condition reports, title policies and filing fees. In addition, Company shall or shall cause an affiliate to Company to pay or to reimburse the purchaser under the APA for all "APA Purchaser Expenses" (as that term is defined in the APA).  As used herein, the term "Purchaser Expenses" means the Purchaser Expenses and the "APA Purchaser Expenses" (as that term is defined in the APA).

(e)            Confidential Information.  The Purchaser represents to the Company that, at all times during the Company's offering of the Shares, the Purchaser (i) has maintained in confidence all non-public information regarding the Company received by the Purchaser from the Company or its agents, including, without limitation, the existence of the transactions contemplated herein, (ii) has used all such non-public information only in connection with the evaluation of the transactions contemplated herein, and (iii) has not purchased or sold the Company's securities or any securities convertible or exchangeable for any of the Company's securities while in possession of such information, and that the Purchaser will continue to comply with (i), (ii) and (iii) above until such information (x) becomes generally available to the public other than through a violation of this provision by the Purchaser or its agents or (y) is required to be disclosed in legal proceedings (such as by deposition, interrogatory, request for documents, subpoena, civil investigation demand, filing with any governmental authority or similar process); provided, however, that before making any use or disclosure in reliance on (y)

(f)            above, the Purchaser shall give the Company prior written notice specifying the circumstances giving rise thereto and will furnish only that portion of the non-public information which is legally required in the opinion of counsel to the Purchaser.

(g)            Board of Directors Matters.  Promptly after the Closing:

(i)            The  Board Representatives shall be nominated for election to the Board pursuant to a shareholder vote or appointment, as the case may be, for so long as Purchaser has a Qualifying Ownership Interest, subject to all legal and governance requirements and approvals regarding service and election or appointment as a director of the Company generally (including any required approvals of the Federal Reserve), and to the approval of the Company's Nominating/Corporate Governance Committee (the "Governance Committee") (such approval not to be unreasonably withheld, delayed or conditioned).

(ii)            Subject to Section 7(e)(i), upon the death, resignation, retirement, disqualification or removal from office as a member of the Board of Directors of any Board Representative, Purchaser shall have the right to nominate a replacement for such Board Representative, which nominee replacement shall satisfy all legal and governance requirements regarding service as a director of the Company and shall be reasonably acceptable to the Company.

(iii)            The Company hereby agrees that, from and after the Closing Date, for so long as Purchaser has a Qualifying Ownership Interest and does not have a Board Representative currently serving on the Board, the Company shall, subject to applicable law, invite a person designated by Purchaser (the "Board Observer") to attend meetings of the Board (including any meetings of the Governance Committee) in a nonvoting observer capacity.  The Board Observer shall not have any right to vote on any matter presented to the Board or any committee thereof.  The Company shall give the Board Observer written notice of each meeting of the Board at the same time and in the same manner as the members of the Board, shall provide the Board Observer with all written materials and other information given to members of the Board at the same time such materials and information are given to such members, and shall permit the Board Observer to attend as an observer at all meetings thereof, and in the event the Company proposes to take any action by written consent in lieu of a meeting, the Company shall give written notice thereof to the Board Observer prior to the effective date of such consent describing the nature and substance of such action and including the proposed text of such written consents; provided, however, that: (1) the Board Observer may be excluded, from executive sessions comprised solely of independent directors, by the Chairman of the Board (or, if applicable, the lead or presiding independent director) if, in the written advice of counsel, such exclusion is necessary in order for the Company to comply with applicable law, regulation or stock exchange listing standards (it being understood that it is not expected that the Board Observer would be excluded from routine executive sessions); (2) the Company and the Board shall have the right to withhold any information and to exclude the Board Observer from any meeting or portion thereof if doing so is, in the written advice of counsel, (x) necessary to protect the attorney-client privilege between such party and counsel, or (y) necessary to avoid a violation of fiduciary requirements under applicable law; and (3) the Purchaser shall cause the Board Observer to agree to hold in confidence and trust and to act in a fiduciary manner with respect to all information provided to the Board Observer.  The Purchaser covenants and agrees to hold all

(iv)            such information obtained from the Board Observer as provided in the prior sentence in confidence pursuant to Section 7(d) above.

(v)            The chairman of the Board shall (x) not be an executive officer of the Company, and (y) shall be appointed by the Governance Committee following an annual meeting of shareholders that is to occur within the ninety (90) days following the effectiveness of the Plan.

(vi)            The Company shall enter into a director indemnification agreement, in a form mutually agreed to between the Company and the Purchaser, with each Board Representative.

(vii)            For as long as a Board Representative is a member of the Board, the Company shall procure and maintain a director and officer insurance policy that is reasonably acceptable to the Purchaser covering each Board Representative.

(viii)            Notwithstanding anything in this Section 7(e) to the contrary, if the Purchaser no longer has a Qualifying Ownership Interest, (x) the Purchaser will have no further rights under this Section 7(e) and, at the written request of the Board, shall use all commercially reasonable efforts to cause any Board Representatives to resign from the Board as promptly as possible thereafter, and (y) the Company will no longer have any obligations under this Section 7(e).  The Purchaser shall promptly inform the Company if and when it ceases to hold a Qualifying Ownership Interest in the Company.

(h)            Limitation on Beneficial Ownership.  Except as provided herein, no Other Purchaser (and its Affiliates or any other Persons with which it is acting in concert or whose holdings would otherwise be required to be aggregated for purposes of the BHCA or the CIBCA) will be entitled to purchase a number of securities of the Company that would result in such Other Purchaser becoming, directly or indirectly, the beneficial owner (as determined under Rule 13d-3 under the Exchange Act) of more than 9.9% of the number of shares of Common Stock of the Company issued and outstanding (based on the number of outstanding shares as of the Closing Date).

(i)            Additional Securities Purchase Agreements.  The Company agrees to cause the Other Securities Purchase Agreements to include the following:

(i)             A representation that Other Purchaser has made an independent investment decision with respect to the transactions contemplated by the agreement and specifically is not making the investment decision based on the fact that any of the equity or asset purchasers involved in the Company's 2012 bankruptcy proceeding actually purchased equity or assets of the Company or in reliance on any discussions with or actions of any such equity or asset purchasers; and

(ii)            A representation that No Other Purchaser has been, or is currently engaged, in the adult entertainment industry, the gambling industry, or the alcohol or tobacco industry.

(iii)            The representations in Section 4 hereof.

(iv)            Other Matters.

(v)            Before the Closing, the Company covenants to use its reasonable best efforts to cause the transactions contemplated by this Agreement and the Case to qualify under Section 382(l)(5) of the Code and (ii) avoid an "ownership change" as defined in Section 382(g) of the Code.  After the Closing and for so long as the Purchaser has a Qualifying Ownership Interest, the Company covenants to (i) maintain or cause to be maintained qualification of the transactions contemplated by this Agreement and the Case under Section 382(l)(5) of the Code and (ii) avoid an "ownership change" as defined in Section 382(g) of the Code during any time in which the Company is a "loss corporation" as defined in Section 382(k)(1) of the Code.

(vi)            Notwithstanding anything in this Agreement to the contrary, in the event of a breach of the covenant set forth in this Section 7(h) or a breach of the representation in Section 5(cc), other than, in either case, as a result of the act or failure to act on the part of Purchaser (and notwithstanding whether such breach would also constitute a breach of any other representation, warranty or covenant of the Company set forth herein), Purchaser's sole and exclusive remedy after the Closing shall be monetary damages in an amount to be determined pursuant to an independent appraisal of the dimunition in value of Purchaser's Shares in accordance with a valuation methodology to be determined and agreed upon by the parties prior to the expiration of the Due Diligence Period, provided, that Purchaser shall only be entitled to damages for the Shares owned by Purchaser at the time of such breach.

9.            Conditions to the Purchaser's and the Company's Obligations.  Both the obligation of the Purchaser to purchase the Shares, and the obligation of the Company to issue and sell the Shares, pursuant to Section 2 hereof at the Closing, are subject to satisfaction or waiver of each of the following conditions precedent:

(a)            Definitive Documents. The Transaction Documents shall have been executed by the parties thereto in the forms attached hereto (where applicable) or otherwise as agreed to by the Purchaser, the Company and the other parties thereto on or prior to the Effective Date, and approval by the Bankruptcy Court of the Transaction Documents shall have been obtained, as necessary. After the execution of the Transaction Documents by the parties thereto, such Transaction Documents shall not be modified without the Purchaser's and the Company's consent, and shall be in effect and the consummation of the transactions contemplated thereby shall not be stayed, and all conditions to the obligations of the parties under the Transaction Documents shall have been satisfied or effectively waived. All corporate and other proceedings to be taken by the Purchaser and the Company in connection with the Transaction Documents and the transactions contemplated thereby to be completed at the Closing and documents incident thereto shall have been completed in form and substance satisfactory to the Purchaser and the Company, and the Purchaser and the Company shall have received all such counterpart originals or certified or other copies of the Transaction Documents and such other documents as it may reasonably request.

(b)            Transaction Court Documents. Subject to Section 7(a), the Bankruptcy Court shall have confirmed the Plan, approved the Disclosure Statement and entered all orders included in the Transaction Court Documents and Other Transaction Court Documents, each of

(c)            which orders shall not have been subsequently modified without the Purchaser's and the Company's prior written consent, reversed or vacated, and each such Transaction Court Document and Other Transaction Court Document shall be in effect and not be stayed.  The orders approving the Transaction Court Documents or relating to Purchaser's obligations under this Agreement shall be in form and substance acceptable to the Purchaser and be unmodified by the confirmation order and be Final Orders.  This condition may be affirmatively waived in writing by Purchaser, but is not subject to the silent waiver provisions contained in Section 7(a)(ii).

(d)            Effective Date. The Effective Date shall have occurred.

(e)            Closing of the APA.  The first Closing (as such term is defined in the APA) shall have occurred (or shall occur simultaneously with the Closing).

10.            Conditions to the Purchaser's Obligation.  The obligation of the Purchaser to purchase the Shares pursuant to Section 2 hereof is subject to satisfaction or waiver of each of the following conditions precedent:

(a)            Representations and Warranties; Covenants. The representations and warranties of the Company shall be true and correct in all material respects as of the date when made and as of the date of the Closing, with the same force and effect as if they had been made on and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date) and the Company shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company on or before the Closing Date. The Company shall have delivered to the Purchaser at the Closing a certificate dated the Closing Date and signed on behalf of an officer of the Company to the effect that the conditions set forth in this Section 9(a) have been satisfied.

(b)            Articles of Incorporation and Bylaws. The Articles of Incorporation and Bylaws, as provided for in the Plan, shall contain the terms contemplated hereby, and the Articles of Incorporation shall have been filed with and accepted by the Secretary of State of Michigan. As of the Closing Date, the Company shall have made available to the Purchaser a complete and correct copy of the Articles of Incorporation and the Bylaws, in full force and effect as of the Closing Date.

(c)            Litigation. There shall be no (i) threatened or pending Postpetition suit, action, investigation, inquiry or other proceeding by or before any court of competent jurisdiction (excluding the Case or any Proceedings thereunder, and any matter that represents a prepetition claim in the Case), or (ii) Proceedings instituted by any Governmental Entity that remain pending and seek to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents.

(d)            Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract to which the Company or any of its Subsidiaries is a party in connection with the transactions contemplated by this Agreement, except for (i) Material Contracts as to which

(e)            consent or approval is unnecessary under Section 365 of the Bankruptcy Code or (ii) Material Contracts with a party that received actual, written notice in the Case and failed to object to the treatment of such Contract thereunder prior to the Effective Date.

(f)            Confirmation Order. Subject to Section 7(a), the Confirmation Order shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to the Purchaser, shall be unstayed and, once entered, shall not have been modified without the Purchaser's prior written consent.

(g)            Consents and Approvals. The Company shall have received all approvals, clearances, consents and authorizations required to be obtained for the consummation of the transactions contemplated hereby, which approvals, clearances, consents and authorizations have not been stayed or vacated (the "Consents and Approvals"), which Consents and Approvals shall not contain any condition or restriction that, in the Purchaser's reasonable judgment, materially impairs the reorganized Company's ability to carry on its business as conducted on the date hereof or materially restricts any business activity of the Purchaser or the Company. All waiting periods imposed by applicable Law (including under the HSR Act, if applicable) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions (which action remains in effect).

(h)            No Material Adverse Effect. Other than the Case, since January 1, 2012 to the date of this Agreement, no event, circumstance or matter has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect.  From the date of this Agreement to the Closing Date, no event, circumstance or matter shall have occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect.

(i)            FDIC Waiver. The Company shall have applied for and received a waiver of liability from the Federal Deposit Insurance Corporation regarding any potential cross-guarantee liability that may be asserted against the Company or any of its Subsidiaries resulting from the failure of Commerce Bank of Southwest Florida, in form and substance satisfactory to the Purchaser.

(j)            Tax Opinion of Honigman Miller Schwartz and Cohn LLP.  On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing on the Closing Date, the Purchaser shall have received an opinion from Honigman Miller Schwartz and Cohn LLP dated the Closing Date, substantially to the effect that on the basis of the facts, representations and assumptions set forth or referred to in such opinion the reorganization set forth in the Plan and described in the Disclosure Statement should qualify under Section 382(l)(5) of the Code.

(k)            Code of Ethics.  The Company shall have adopted a code of ethics, suitable for a company commonly sized, similarly complex and in the same industry, which includes a provision that precludes any of the Company's officers and directors from making any political contributions to persons running for any State office in the State of Michigan.

(l)            Purchaser Approvals.  Purchaser shall have obtained any necessary Approval and/or Non-Control Determination pursuant to Section 6(f).

(m)            Purchaser Approval of the Plan and Final Order.  Purchaser shall have approved the Plan and the Final Orders.

(n)            Equity Raise.  The Company shall have consummated transactions pursuant to this Agreement and the Other Private Placements to sell, in the aggregate, One Hundred Million Dollars ($100,000,000) in Shares.

(o)            Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Company; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which have a significant possibility of being brought to a conclusion which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Company.

11.            Conditions to the Company's Obligation.  The obligation of the Company to issue and sell the Shares to the Purchaser pursuant to Section 2 hereof is subject to satisfaction or waiver of each of the following conditions precedent:

(a)            Representations and Warranties; Covenants. The representations and warranties of the Purchaser shall be true and correct in all material respects as of the date when made and as of the date of the Closing, with the same force and effect as if they had been made on and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specified date), and the Purchaser shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Purchaser on or before the Closing.  The Purchaser shall have delivered to the Company at the Closing a certificate dated the Closing Date and signed on behalf of the Purchaser or an officer of the Purchaser to the effect that the conditions set forth in this Section 10(a) have been satisfied.

(b)            Compliance with Laws; No Adverse Action or Decision. Since the date hereof, (i) no Law shall have been promulgated, enacted or entered that restrains, enjoins, prevents, materially delays, prohibits or otherwise makes illegal the performance of any of the Transaction Documents with respect to the transactions contemplated thereby to be completed at the Closing; (ii) no preliminary or permanent injunction or other order by any Governmental Entity that restrains, enjoins, prevents, delays, prohibits or otherwise makes illegal the

(c)            performance of any of the Transaction Documents shall have been issued and remain in effect, except for such injunctions that, if obtained, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Company; and (iii) no Governmental Entity shall have instituted any Proceeding that seeks to restrain, enjoin, prevent, delay, prohibit or otherwise make illegal the performance of any of the Transaction Documents, except for any Proceedings, which have a significant possibility of being brought to a conclusion which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the reorganized Company.

(d)            Consents and Approvals. The Company shall have received the Consents and Approvals, which Consents and Approvals shall not contain any condition or restriction that materially impairs the reorganized Company's ability to carry on its business as conducted on the date hereof or materially restricts any business activity of the Purchaser or the Company. All waiting periods imposed by applicable Law (including under the HSR Act, if applicable) in connection with the transactions contemplated by the Transaction Documents shall have expired or been terminated without any action having been taken by any court of competent jurisdiction restraining, preventing or imposing materially adverse conditions upon such transactions (which action remains in effect).

(e)            Confirmation Order. The Confirmation Order shall have been entered by the Bankruptcy Court in form and substance reasonably acceptable to the Company, shall be unstayed and, once entered, shall not have been modified without the Company's prior written consent.

(f)            Certificate Confirming Materials Furnished.  The Company shall have received a certificate executed by the Purchaser acknowledging that the Purchaser has sought such accounting, legal and tax advice as the Purchaser has considered necessary to make an informed investment decision with respect to its acquisition of the Shares.

12.            Termination.

(a)            This Agreement may be terminated at any time prior to the Closing as follows, under the following conditions:

(i)            by mutual consent of the parties;

(ii)            by Purchaser if any condition in Section 8 or 9 has not been satisfied by the third (3rd) Business Day following the expiration of the Due Diligence Period or if satisfaction of such a condition by such date is or becomes impossible, and Purchaser has not waived such condition on or before such date;

(iii)            by Company if any condition in Section 8 or 10 has not been satisfied by the third (3rd) Business Day following the expiration of the Due Diligence Period or if satisfaction of such a condition by such date is or becomes impossible (other than, in either case, through the failure of Company to comply with its obligations under this Agreement or the APA), and Company has not waived such condition on or before such date;

(iv)             by Purchaser, (x) if any representation or warranty made herein or in the APA for the benefit of Purchaser or the purchaser under the APA or in any certificate or document furnished to Purchaser or the purchaser under the APA pursuant to this Agreement or the APA is untrue in any material respect, or (y) the Company shall have defaulted in the performance of any obligation herein contained or contained in the APA, and, in either case, Purchaser has notified Company of the fact that a representation or warranty is untrue or of the default, and such untrue statement or default has remained uncured for a period of ten (10) days after such notice (and the Closing Date shall be extended to the last day of such period); or

(v)            by Company, if any representation or warranty made herein for the benefit of Company or in any certificate or document furnished to Company pursuant to this Agreement is untrue in any material respect or Purchaser shall have defaulted in any respect in the performance of any obligation herein contained, Company has notified Purchaser of the fact that a representation or warranty is untrue or of the default, and such untrue statement or default has remained uncured for a period of ten (10) days after such notice (and the Closing Date shall be extended to the last day of such period); or

(vi)            by either party if the Closing has not occurred by December 31, 2012, provided, however, that the right to terminate this Agreement under this Section 11(a)(vi) shall not be available to any party if the action or failure to act of such party or any of its Affiliates has been a principal cause of or resulted in the failure of the Closing to occur on or before such date;

(vii)             by either party if Purchaser is required to procure any regulatory approval or provide any notice to any Governmental Entity in order to consummate the transactions contemplated by this Agreement and Purchaser has not procured such approval or provided such notice by November 30, 2012; or

(viii)            by a party pursuant to any other provision of this Agreement that permits termination not previously identified in this Section, provided notice of such termination is made within the time periods set forth in each such provision.

(b)            If this Agreement is terminated (i) pursuant to Section 11(a)(i) or (vi), or (ii) pursuant to Section 11(a)(ii), (iii), (vii) or (viii) under circumstances other than those described in Section 11(c) below, the Deposit shall be returned to Purchaser and no party shall have any further obligation hereunder to any other party other than such obligations which expressly survive the termination of this Agreement.

(c)            If this Agreement is terminated: (i) by Purchaser pursuant to Section 11(a)(iv); (ii) by Purchaser pursuant to Section 11(a)(ii) because a condition to Closing set forth in Section 8 or 9 hereof is not met or is unsatisfied, in each case provided that the failure of such conditions to be met is not due to the failure of Purchaser to fulfill its obligations under this Agreement or such failure was not due to facts or circumstances under Purchaser's control; (iii) by the Company pursuant to Section 11(a)(iii) because a condition to Closing set forth in Section 8 or 10 hereof is not met or is unsatisfied, in each case provided that the failure of such conditions to be met is not due to the failure of Purchaser to fulfill its obligations under this Agreement or such failure was not due to facts or circumstances under Purchaser's control; (iv)

(d)            by either party pursuant to Section 9.4(a)(vii) and the events giving rise to such termination are due to the failure of the Company to fulfill its obligations under this Agreement or the events giving rise to such termination are due to facts or circumstances under the Company's control; or (v) by a party pursuant to Section 11(a)(viii) provided that the events giving rise to such termination  were not due to the failure of Purchaser to fulfill its obligations under this Agreement or the events giving rise to such termination were not due to facts or circumstances under Purchaser's control, then, in each such case, the Purchaser shall be entitled to an amount equal to four percent (4%) of the sum of the Purchase Price and the purchase price under the APA (the "Termination Fee"), as liquidated damages and as Purchaser's sole remedy hereunder (it being agreed by the parties that Purchaser's damages for negotiating and entering into this Agreement are difficult to determine, and that the Termination Fee represents a fair and reasonable estimate of those damages); provided, however, (x) that in all events Purchaser shall have the right to claim damages after the Closing Date for a breach of any representation, warranty, term, provision, condition or covenant hereunder and/or seek indemnification pursuant to Section 13(n) below, and (y) any termination fee under the APA shall be included in, and not be in addition to, the Termination Fee.  Without limiting any obligation of Company to pay the Termination Fee, Purchaser shall only be obligated to return its due diligence materials (as hereinafter defined) after the Termination Fee is paid in full.
Notwithstanding anything in this Section 11(c) to the contrary, in no event shall the Company be liable to pay the Termination Fee if this Agreement is terminated  as a result of an FDIC seizure or other FDIC-assisted takeover of substantially all of the Company's Affiliate banks.

(e)            If this Agreement is terminated by Company pursuant to Section 11(a)(v), then Company shall be entitled to retain the Deposit plus Purchaser shall pay the Company the Purchaser Expenses paid by Company to Purchaser after the expiration of the Due Diligence Period and which expenses were first incurred after the expiration of the Due Diligence Period (the "Reimbursement Fee") as liquidated damages and as Company's sole remedy hereunder (it being agreed by the parties that Company's damages for negotiating and entering into this Agreement are difficult to determine, and that the Reimbursement Fee represents a fair and reasonable estimate of those damages); provided, however, that in all events if Closing occurs Company shall have the right to claim damages after the Closing Date for a breach of any representation, warranty, term, provision, condition or covenant hereunder and/or seek indemnification pursuant to Section 13(n) below.

(f)            Notwithstanding anything to the contrary contained in this Agreement, from the date of this Agreement until 5:00 p.m. Eastern Time on November 30, 2012 (the "Due Diligence Period"), Purchaser shall have the right to conduct such inspections, investigations, examinations and evaluations of the Company and the Shares as the Purchaser shall deem necessary (the "Due Diligence Investigation").  Company agrees to take all steps reasonably necessary to assist Purchaser in its Due Diligence Investigation, including, without limitation, providing to Purchaser copies of and access to all documents, instruments and agreements requested by Purchaser that are in Company's possession or control. Notwithstanding anything to the contrary contained in this Agreement, Purchaser may for any reason (or no reason) in its sole and absolute discretion elect to terminate this Agreement by notice to Company given on or before the expiration of the Due Diligence Period.  If Purchaser shall elect to terminate this

(g)            Agreement pursuant to this Section 11(e), then (i) the Company may retain the Deposit, and the parties hereto shall thereafter have no further obligations under this Agreement, except for any obligations which expressly survive the termination hereof, and (ii) the Company agrees not to (and to cause its Affiliates not to) bring any Proceedings against the Purchaser relating to or arising from Purchaser's exercise of its termination rights under this Section 11(g).

(h)            Intentionally Omitted.

(i)            Notwithstanding any termination of this Agreement pursuant to this Section 11, the terms and provisions of Sections 7(c), 7(d), and 13 shall remain in full force and effect.

(j)            Notwithstanding any other provision of this Agreement or the APA, the Company prior to the Closing shall have the option at any time, for any reason or no reason, to terminate this Agreement or this Agreement and the APA, together, if it pays the Termination Fee and Purchaser Expenses to Purchaser in immediately available funds.

(k)            Notwithstanding the foregoing or anything to the contrary contained in this Agreement, under no circumstances will the execution of this Agreement, termination of this Agreement or any Closing under this Agreement affect the validity or enforceability of (i) that certain pre-negotiation agreement dated as of September 21, 2012 by and between the Company and TFM Management, LLC ("TFM"), (ii) that certain pre-negotiation agreement dated September 21, 2012 by and among TFM and certain of the Company's Affiliate banks, and (iii) that certain side letter agreement relating to expense reimbursement dated as of September 21, 2012 by and among TFM and certain of the Company's Affiliate banks.

13.      Registration Rights.

(a)            Registration.  Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable after the Closing Date (and in any event no later than the Registration Deadline), the Company shall have prepared and filed with the SEC a Shelf Registration Statement covering the resale of all Registrable Securities (or, if permitted by the rules of the SEC, otherwise designated an existing Shelf Registration Statement filed with the SEC to cover the Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective, the Company shall use commercially reasonable efforts to cause such Shelf Registration Statement to be declared or become effective not later than the Effectiveness Deadline and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until such time as there are no Registrable Securities remaining (including by re-filing such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires) (the "Effectiveness Period").  Notwithstanding the registration obligations set forth in this Section 12(a), in the event that all of the Registrable Securities cannot, as a result of the application of Rule 415, be registered for resale as a secondary offering on a single registration statement, the Company agrees to promptly (x) inform each of the Holders thereof and use its commercially reasonable efforts to file amendments to the initial Shelf Registration Statement as

(b)            required by the SEC and/or (y) withdraw the initial Shelf Registration Statement and file a new Shelf Registration Statement, in either case covering the maximum number of Registrable Securities permitted to be registered by the SEC, on such form available to the Company to register for resale the Registrable Securities as a secondary offering; provided, however, that prior to filing such amendment or new Shelf Registration Statement, the Company shall be obligated to use its commercially reasonable efforts to advocate with the SEC for the registration of all of the Registrable Securities in accordance with the SEC Guidance, including Compliance and Disclosure Interpretation 612.09.  Notwithstanding any other provision of this Agreement and subject to the payment of Liquidated Damages in Section 12(k), if any SEC Guidance sets forth a limitation of the number of Registrable Securities or other securities permitted to be registered on a particular Shelf Registration Statement as a secondary offering (and notwithstanding that the Company used commercially reasonable efforts to advocate with the SEC for the registration of all or a greater number of Registrable Securities), the number of Registrable Securities or securities to be registered on such Shelf Registration Statement will be reduced as follows: first, the Company shall reduce or eliminate the securities to be included by any Person other than a Holder; second, the Company shall reduce or eliminate any securities to be included by any Affiliate (which shall not include the Purchaser or its Affiliate) of the Company; and third, the Company shall reduce the number of Registrable Securities to be included by all Holders on a pro rata basis based on the total number of unregistered Registrable Securities held by such Holders, subject to a determination by the SEC that certain Holders must be reduced before other Holders based on the number of Registrable Securities held by such Holders.  In the event the Company amends the initial Shelf Registration Statement or files a new Shelf Registration Statement, as the case may be, under clauses (x) or (y) above, the Company will use its commercially reasonable efforts to file with the SEC, as promptly as allowed by the SEC or SEC Guidance provided to the Company or to registrants of securities in general, one or more registration statements on such form available to the Company to register for resale those Registrable Securities that were not registered for resale on the initial Shelf Registration Statement, as amended, or the new Shelf Registration Statement.

No Holder shall be named as an "underwriter" in any registration statement without such Holder's prior written consent.
(i)            Any registration pursuant to this Section 12(a) shall be effected by means of a shelf registration under the Securities Act on Form S-1 (or, if the Company is then eligible, on Form S-3) (a "Shelf Registration Statement") in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415.  If the Purchaser or any other Holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering, it shall promptly so advise the Company, and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 12(c); provided that the Company shall not be required to facilitate an underwritten offering of Registrable Securities unless the expected gross proceeds from such offering exceed One Million Dollars ($1,000,000.00).  The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed and shall be reasonably acceptable to the Company.
(ii)            The Company shall not be required to effect a registration

(including a resale of Registrable Securities from an effective Shelf Registration Statement) or an underwritten offering pursuant to this Section 12(a):
(A)            with respect to securities that are not Registrable Securities;

(B)            during any Scheduled Black-out Period, with respect to any resale of Registrable Securities from an effective Shelf Registration Statement by the Purchaser who, at such time, has appointed a Board Representative or Board Observer pursuant to Section 7(e); or

(C)            if the Company has notified the Purchaser and all other Holders that in the good faith judgment of the Board, it would be materially detrimental to the Company or its security holders for such registration or underwritten offering to be effected at such time, in which event the Company shall have the right to defer such registration or underwritten offering for a period of not more than forty-five (45) days after receipt of the request of the Purchaser or any other Holder; provided that such right to delay a registration or underwritten offering shall be exercised by the Company (1) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights against all holders of similar securities that have registration rights, (2) not more than once in any twelve (12)-month period and (3) so long as the total number of days of any delays hereunder and the total number of days of any suspension under Section 12(d) do not exceed, in the aggregate, sixty (60) days in any twelve (12)-month period.

The Company shall provide the Purchaser written notice of any Scheduled Black-out Period, if applicable to the Purchaser, no later than seven (7) Business Days prior to the commencement of such Scheduled Black-out Period.
(iii)            After the Closing Date, whenever the Company proposes to register any of its equity securities, other than a registration pursuant to Section 12(a)(i), a Special Registration and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company will give prompt written notice to the Purchaser and all other Holders of its intention to effect such a registration (but in no event less than fifteen (15) days prior to the anticipated filing date) and (subject to clause (v) below) will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten (10) Business Days after the date of the Company's notice (a "Piggyback Registration").  Any such Person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth (5th) day prior to the planned effective date of such Piggyback Registration.  The Company may terminate or withdraw any registration under this Section 12(a)(iii) prior to the effectiveness of such registration, whether or not the Purchaser or any other Holder has elected to include Registrable Securities in such registration.  "Special Registration" means the registration of (A) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or any successor form) or (B) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or its Subsidiaries or in connection with dividend reinvestment plans.

(iv)            If the registration referred to in Section 12(a)(iii) is proposed to be underwritten, the Company will so advise the Purchaser and all other Holders as a part of the written notice given pursuant to Section 12(a)(iii).  In such event, the right of the Purchaser and all other Holders to registration pursuant to this Section 12(a) will be conditioned upon such Persons' participation in such underwriting and the inclusion of such Persons' Registrable Securities in the underwriting, and each such Person will (together with the Company and the other Persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  If any participating Person disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Purchaser.
(v)            The Company represents and warrants that it has not granted to any holder of its securities and agrees that it shall not grant "piggyback" registration rights to one or more third parties to include their securities in the Shelf Registration Statement or in an underwritten offering under the Shelf Registration Statement pursuant to Section 12(a)(i).  If a Piggyback Registration under Section 12(a)(iii) relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company will include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities will be so included in the following order of priority: (A) first, in the case of a Piggyback Registration under Section 12(a)(iii), the securities the Company proposes to sell; (B) second, Registrable Securities of the Purchaser and all other Holders who have requested registration of Registrable Securities pursuant to Section 12(a)(i) or 12(a)(iii), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such Person; and (C) third, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.
(vi)            In the event that Form S-3 is not available for the registration of the resale of Registrable Securities under Section 12(a)(i), the Company shall (A) register the resale of the Registrable Securities on another appropriate form, including Form S-1 and (B) undertake to register the Registrable Securities on Form S-3 promptly after such form is available, provided that the Company shall maintain the effectiveness of the Shelf Registration Statement then in effect until such time as a Shelf Registration Statement on Form S-3 covering the Registrable Securities has been declared effective by the SEC.
(b)            Expenses of Registration.  All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company.  Without limiting the foregoing, the Company shall bear its internal expenses (including all salaries and expenses of its officers and employees performing legal, accounting or other duties) and expenses of any Person, including special experts, retained by the Company.  The Company shall also reimburse the Purchaser for the reasonable fees and disbursements of Holders' Counsel in an amount not to exceed Thirty Thousand Dollars ($30,000.00) per registration.  All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders of the securities so registered pro rata on the basis of the aggregate offering or sale price of the securities so registered.

(c)            Obligations of the Company.  In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:
(i)            By 9:30 a.m., New York City time, on the first (1st) Business Day after the effective date of a Shelf Registration Statement, file a final prospectus with the SEC as required by Rule 424(b) under the Securities Act.
(ii)            Provide to each Holder a copy of any disclosure regarding the plan of distribution or the selling Holder, in each case, with respect to such Holder, at least three (3) Business Days in advance of any filing with the SEC of any registration statement or any amendment or supplement thereto that amends such information.
(iii)            Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to this Section 12(c), and keep such registration statement effective or such prospectus supplement current until the securities described therein are no longer Registrable Securities.
(iv)            Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.
(v)            Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.
(vi)            Use its commercially reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or "Blue Sky" Laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable any such Holder to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(vii)            Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event which causes the applicable prospectus, as then in effect, to include an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing (which notice shall not contain any material non-public information).
(viii)            Within three (3) Business Days after any of the following events, give written notice to the Holders (which notice shall not contain any material non-public information):
(A)            when any registration statement filed pursuant to Section 12(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;
(B)            upon notification of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;
(C)            upon notification of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;
(D)            upon receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Company's common stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and
(E)            upon notification of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made).
(ix)            Use its commercially reasonable efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 12(c)(viii)(C) at the earliest practicable time.
(x)            Upon the occurrence of any event contemplated by Section 12(c)(vii) or 12(c)(viii)(E), promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(xi)            Use commercially reasonable efforts to procure the cooperation of the Company's transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).
(d)            Suspension of Sales.  During any Scheduled Black-out Period (other than with respect to any resale of Registrable Securities from an effective Shelf Registration Statement if the Purchaser, at such time, has not appointed a Board Representative or Board Observer pursuant to this Agreement) and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities until termination of such Scheduled Black-out Period (if applicable) or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies then in such Holder's possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice.  Excluding, to the extent applicable to the Purchaser, Scheduled Black-out Periods, the total number of days of any delays under Section 12(a)(ii) and the total number of days of any suspensions under this Section 12(d) shall not exceed, in the aggregate, sixty (60) days in any twelve (12)-month period (an "Allowable Suspension Period").
(e)            Termination of Registration Rights.  A Holder's registration rights as to any securities held by such Holder (and its Affiliate, partners, members and former members) shall not be available unless such securities are Registrable Securities.
(f)            Free Writing Prospectuses; Furnishing Information.
(i)            The Purchaser shall not use any "free writing prospectus" (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.
(ii)            It shall be a condition precedent to the obligations of the Company with respect to the Purchaser and/or the selling Holders to take any action pursuant to Section 12(c) that the Purchaser and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.
(g)            Indemnification.
(i)            The Company agrees to indemnify each Holder and, if a Holder is a Person other than an individual, such Holder's officers, directors, partners, employees, agents,

representatives and Affiliate, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, a "Holder Indemnitee"), against any and all losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any "free writing prospectus" (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Holder Indemnitee in any such case to the extent that any such loss arises out of or is based upon (A) an untrue statement or omission of material fact made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any "free writing prospectus" (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder Indemnitee (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Holder Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Holder Indemnitee expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (B) offers or sales effected by or on behalf of such Holder Indemnitee "by means of" (as defined in Rule 159A) a "free writing prospectus" (as defined in Rule 405) that was not authorized in writing by the Company.

(ii)            In connection with any registration statement in which the Purchaser (or a Holder who assumes the obligations of the Purchaser in accordance with Section 12(h)) is participating, the Purchaser (or such Holder) agrees to indemnify the Company and its officers, directors, employees, agents, representatives and Affiliate (each, a "Company Indemnitee"), against any and all losses, joint or several, arising out of or based upon (A) an untrue statement or omission of a material fact made in any registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by the Purchaser or such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding the Purchaser or such Holder or its plan of distribution or ownership interests which was furnished in writing to the Company by the Purchaser or such Holder expressly for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (B) offers or sales effected by or on behalf of the Purchaser or such Holder "by means of" (as defined in Rule 159A) a "free writing prospectus" (as defined in Rule 405) that was not authorized in writing by the Company; provided that the obligation to indemnify shall be individual, not joint and several, for the Purchaser and each such Holder and shall be limited to the net amount of proceeds received by the Purchaser or such Holder from the sale of Registrable Securities pursuant to such registration statement.
(iii)            If the indemnification provided for in this Section 12(g) is unavailable to a Holder Indemnitee or Company Indemnitee (each, an "Indemnitee"),

respectively, with respect to any losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the indemnifying party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the indemnifying party, on the other hand, in connection with the statements or omissions which resulted in such losses as well as any other relevant equitable considerations.  The relative fault of the indemnifying party, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the indemnifying party or by the Indemnitee and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 12(g)(iii) were determined by  pro rata  allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 12(g)(i) and 12(g)(ii).  Notwithstanding the provisions of this Section 12(g), no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the indemnifying party if the indemnifying party was not guilty of such fraudulent misrepresentation.

(h)            Assignment of Registration Rights.  The rights of the Purchaser to registration of Registrable Securities pursuant to Section 12(a) may be assigned by the Purchaser to a transferee or assignee of Registrable Securities to which (i) there is transferred no less than the lesser of (A) One Million Dollars ($1,000,000.00) in Registrable Securities and (B) all Registrable Securities held by the Purchaser, and (ii) such transfer or assignment is permitted under the terms hereof; provided, however, that the transferee shall have agreed in writing for the benefit of the Company to be bound by all of the obligations of the Purchaser under Section 12 of this Agreement with respect to the transferred or assigned Registrable Securities, and provided further, that the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being transferred or assigned.
(i)            Rule 144; Rule 144A Reporting.  With a view to making available to the Purchaser and each Holder the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:
(i)            make and keep adequate and current public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;
(ii)            file with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act, and if at any time the Company is not required to file such reports, make available, upon the request of any Holder, such information necessary to permit sales pursuant to Rule 144A (including the information required by Rule 144A(d)(4) and the Securities Act);
(iii)            so long as the Purchaser or a Holder owns any Registrable Securities, furnish to the Purchaser or such Holder forthwith upon request: a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act and of the Exchange Act; a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as the Purchaser or such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and
(iv)            take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.
(j)            As used in this Section 12, the following terms shall have the following respective meanings:
(i)            "Effectiveness Deadline" means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 12(a), the earlier of (A) the one hundred thirty-fifth (135th) calendar day following the Closing Date (or, if the Registration Deadline is extended a number of days beyond sixty (60) days by clause (B) of the definition of "Registration Deadline" below, then a number of days after the Closing Date equal to one hundred thirty-five (135) plus such number of days by which the Registration Deadline was extended beyond sixty (60)) and (B) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Shelf Registration Statement will not be "reviewed" or will not be subject to further review; provided that if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business.
(ii)            "Holder" means the Purchaser and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 12(h) hereof.
(iii)            "Holders' Counsel" means one counsel for the selling Holders chosen by those Holders holding a majority interest in the Registrable Securities being registered.
(iv)            "Register", "registered", and "registration" shall refer to a registration effected by preparing and (A) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (B) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement pursuant to Rule 415 under the Securities Act.
(v)            "Registrable Securities" means (A) all Shares of the Class B Common acquired by the Purchaser hereunder and (B) any equity securities issued or issuable directly or indirectly with respect to the Shares of the Class B Common referred to in the foregoing clause (A) by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities will not be Registrable Securities when (1) they are sold pursuant to an effective registration statement under the Securities Act; (2) they shall have ceased to be outstanding; (3) with respect to any transferee of the Registrable Securities who is not an Affiliate of the Purchaser or a Holder, they shall be freely transferable pursuant to Rule 144 under the Securities Act in the hand of such transferee without any volume, holding period or other limitations (including no requirement for the Company to be in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable); or (4) they have been sold in a private transaction in which the transferor's rights under this Agreement are not assigned to the transferee of the securities.  No Registrable Securities may be registered under more than one registration statement at one time.

(vi)            "Registration Deadline" means, with respect to the initial Shelf Registration Statement required to be filed pursuant to Section 12(a), the later of (A) sixty (60) days after the Closing Date and (B) if audited financial statements for the year ended December 31, 2011, are required to be included in the initial filing of the initial Shelf Registration Statement pursuant to Rule 3-12 of Regulation S-X of the SEC, then two (2) Business Days after such audited financial statements are first available.
(vii)            "Registration Expenses" means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 12, including all registration, filing and listing fees (including filings made with the Financial Industry Regulatory Authority), printing expenses (including printing of prospectuses and certificates for the Registrable Securities), the Company's expenses for messenger and delivery services and telephone, fees and disbursements of counsel for the Company, "Blue Sky" fees and expenses, expenses incurred by the Company in connection with any "road show", and expenses of the Company's independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include the compensation of regular employees of the Company, which shall be paid in any event by the Company, or Selling Expenses.
(viii)            "Rule 144", "Rule 144A", "Rule 158", "Rule 159A", "Rule 405" and "Rule 415" mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.
(ix)            "Scheduled Black-out Period" means the period from and including the last day of a fiscal quarter of the Company to and including the Business Day after the day on which the Company publicly releases its earnings for such fiscal quarter.
(x)            "SEC Guidance" means (A) any publicly-available written or oral guidance, comments, requirements or requests of the SEC staff and (B) the Securities Act.

(xi)            "Selling Expenses" means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder, other than up to Thirty Thousand Dollars ($30,000.00) of fees and disbursements of Holders' Counsel, which shall be reimbursed by the Company pursuant to Section 12(b).
(k)            If:
(i)            the initial Shelf Registration Statement is not filed with the SEC on or prior to the Registration Deadline;
(ii)            the initial Shelf Registration Statement or any new Shelf Registration Statement required under Section 12(a) is not declared effective by the SEC (or otherwise does not become effective) for any reason on or prior to the Effectiveness Deadline;
(iii)            after its effective date, (A) such Shelf Registration Statement ceases for any reason (including by reason of a stop order or the Company's failure to update the Shelf Registration Statement), to remain continuously effective as to all Registrable Securities for which it is required to be effective or (B) the Holders are not permitted to utilize the prospectus therein to resell such Registrable Securities (in each case of (A) and (B), other than during an Allowable Suspension Period);
(iv)            a suspension period exceeds the length of an Allowable Suspension Period; or
(v)            after the date six (6) months following the Closing Date, and only in the event a registration statement is not effective or available to sell all Registrable Securities, the Company fails to file with the SEC any required reports under Section 13 or 15(d) of the Exchange Act such that it is not in compliance with Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as a result of which the Holders who are not Affiliate are unable to sell Registrable Securities without restriction under Rule 144 (any such failure or breach in clauses (i) through (v) above being referred to as an "Event", and, for purposes of clauses (i), (ii), (iii) or (v) the date on which such Event occurs, or for purposes of clause (iv) the date on which such Allowable Suspension Period is exceeded, being referred to as an "Event Date" for purposes of this Section 12(k)), then in addition to any other rights the Purchaser or any other Holder may have hereunder or under applicable Law, on each such Event Date the Company shall pay to the Purchaser and each other Holder an amount in cash, as partial liquidated damages and not as a penalty ("Liquidated Damages"), equal to Thirty-Seven Thousand Five Hundred Dollars ($37,500.00).  The parties hereto agree that notwithstanding anything to the contrary in this Agreement, no Liquidated Damages shall be payable to the Purchaser if as of the relevant Event Date (x) the Purchaser has not appointed a Board Representative or Board Observer, (y) the Registrable Securities may be sold by the Purchaser without volume or manner of sale restrictions under Rule 144 under the Securities Act and (z) the Company is in compliance with the current public information requirements under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), as reasonably determined by counsel to the Company.  The Effectiveness Deadline for a Shelf Registration Statement shall be extended without default or Liquidated Damages hereunder in the event that the Company's failure to obtain the effectiveness of the Shelf

Registration Statement on a timely basis results from the failure of the Purchaser to timely provide the Company with information requested by the Company and necessary to complete the Shelf Registration Statement in accordance with the requirements of the Securities Act (in which case the Effectiveness Deadline would be extended with respect to Registrable Securities held by the Purchaser or such other Holder, as applicable).

14.            Miscellaneous.

(a)            Survival. Unless this Agreement is terminated under Section 11, the representations and warranties of the Company contained in Section 5 shall survive the Closing Date for three (3) years, and the representations, warranties, agreements and  covenants set forth in Sections 4, 6, 7 and 13 shall survive the Closing Date indefinitely. The Purchaser shall be responsible only for its own representations, warranties, agreements and covenants hereunder.

(b)            Intentionally omitted.

(c)            Notices. Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party) or electronic mail; or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

if to the Company:

Capitol Bancorp Ltd.
200 Washington Square North
Lansing, Michigan 48933
Telephone: (517) 487-6555
Facsimile:   (517) 374-2576
E-mail: jreid@capitolbancorp.com
Attention:   Joseph D. Reid, CEO

with a copy (for informational purposes only) to:

Honigman Miller Schwartz and Cohn LLP
350 East Michigan Avenue, Suite 300
Kalamazoo, Michigan 49007
Telephone: (269) 337-7702
Facsimile:  (269) 337-7703
E-mail: ptorrence@honigman.com
Attention: Phillip D. Torrence, Esq.

if to the Purchaser, to its address and facsimile number set forth in column (2) of the Schedule of Purchasers, with copies to the Purchaser's Representatives as set forth in column (2) of the Schedule of Purchasers;

or to such other address and/or facsimile number and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (x) given by the recipient of such notice, consent, waiver or other communication, (y) mechanically or electronically generated by the sender's facsimile machine containing the time, date, recipient facsimile number and an image of the first page of such transmission, or (z) provided by an overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from an overnight courier service in accordance with clause (i), (ii) or (iii) above, respectively.
(d)            Entire Agreement; Amendment.

(i)            Subject to Section 11(i), This Agreement and the other Transaction Documents set forth the entire agreement among the parties hereto with respect to the transactions contemplated by the Transaction Documents. No provision of this Agreement may be amended other than by an instrument in writing signed by the Company and the Purchaser. No provision hereof may be waived other than by an instrument in writing signed by the party against whom enforcement is sought.
(ii)            Notwithstanding anything to the contrary in this Agreement requiring any level of "efforts" or "cooperation" or otherwise by the Purchaser or the Company, neither the Purchaser nor the Company shall be obligated to agree to any amendment, modification, revision or waiver of this Agreement (or any portion or provision thereof).

(e)            Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

(f)            Governing Law; Jurisdiction; Jury Trial. To the extent not governed by the Bankruptcy Code, this Agreement shall be governed by, and interpreted in accordance with, the Laws of the State of Michigan applicable to contracts made and to be performed in that State without reference to its conflict of laws rules. The parties hereto agree that the appropriate and exclusive forum for any disputes arising out of this Agreement shall be the Bankruptcy Court, or if such court will not hear any such suit, any federal or state court located in the State of Michigan, and the parties hereto irrevocably consent to the exclusive jurisdiction of such courts, and agree to comply with all requirements necessary to give such courts jurisdiction. The parties hereto further agree that the parties will not bring suit with respect to any disputes arising out of this Agreement in any jurisdiction other than the above specified courts except as expressly set forth below for the execution or enforcement of judgment. Each of the parties hereto irrevocably consents to the service of process in any action or proceeding hereunder by the mailing of copies thereof by registered or certified airmail, postage prepaid, to the address specified in Section 13(c) hereof. The foregoing shall not limit the rights of any party hereto to serve process in any other manner permitted by the Law or to obtain execution of judgment in any other jurisdiction. The parties further agree, to the extent permitted by Law, that final and non-appealable judgment against any of them in any action or proceeding contemplated above shall

(g)            be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and the amount of indebtedness. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(h)            Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. The Company shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Purchaser.  The Purchaser may assign some or all of its rights hereunder without the consent of the Company, in which event such assignee shall be deemed to be the Purchaser hereunder with respect to such assigned rights; provided, however, that after Closing the rights under Section 7(h) shall not be assignable by Purchaser to any third party other than an Affiliate of Purchaser.

(i)            Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

(j)            Binding Effect. This Agreement shall not be binding upon the Company unless and until the Confirmation Order shall have been entered by the Bankruptcy Court.  This Agreement shall not be binding against either the Company or the Purchaser and shall have no legal effect whatsoever under any circumstances unless and until fully executed copies of this Agreement are delivered to each of the Company and the Purchaser.

(k)            Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(l)            No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

(m)            Intentionally omitted.

(n)            Independent Nature of the Purchaser's Obligations and Rights. The obligations of the Purchaser under this Agreement and the respective Other Purchasers under the Other Securities Purchase Agreements are several and not joint one another, and the Purchaser shall not be responsible in any way for the performance of the obligations of the Other Purchasers under the Other Securities Purchase Agreements and the Other Purchasers shall not be responsible in any way for the performance of the obligations of the Purchaser under this Agreement. Nothing contained in this Agreement or any Other Securities Purchase Agreements, and no action taken by the Purchaser pursuant hereto or any Other Purchaser pursuant to any

(o)            Other Securities Purchase Agreement, shall be deemed to constitute a partnership, an association, a joint venture or any other kind of entity among Purchaser and any Other Purchaser, or create a presumption that the Purchaser or any Other Purchaser is in any way acting in concert or as a group. The Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement and the Company acknowledges that the Purchaser is not acting in concert or as a group with respect to such obligations or the transactions contemplated hereby. The Company acknowledges and the Purchaser confirms that it has independently participated in the negotiation of the transactions contemplated hereby with the advice of its own counsel and advisors. The Purchaser shall be entitled to independently protect and enforce its rights, including, without limitation, the rights arising out of this Agreement, and its shall not be necessary for any Other Purchaser to be joined as an additional party in any proceeding for such purpose.

(p)            Additional Indemnification.

(i)            In addition to the indemnification obligations of the Company set forth in Section 12(g), the Company agrees to indemnify and hold harmless the Purchaser and its current and future Affiliates and their respective current and future officers, directors, shareholders, members, managers, employees, agents, advisors and other representatives, and any current or future direct or indirect equity owner of Purchaser, and any of their current or future Affiliates and any of their respective current or future officers, directors, shareholders, members, managers, employees, agents, advisors and other representatives, and any Person currently or in the future acting in concert with any of the foregoing, and all of such Persons'  successors and assigns, as well as, regardless of whether it falls within the list of persons or entities described above, the State of Michigan and its instrumentalities and any current or future elected officials, employees or agents thereof (the "State of Michigan") and The State of Michigan Retirement System ("Retirement System"), including, without limitation, the Michigan State Employees Retirement System, the Michigan State Police Retirement System, the Michigan Judges Retirement System and the Michigan Public School Employees Retirement System and any current or future trustees, employees or agents thereof (collectively, "Indemnified Parties"), from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including attorneys' fees and disbursements), amounts paid in settlement and other costs (collectively, "Losses") arising out of or resulting from  (i) any inaccuracy in or breach of the Company's representations or warranties contained in this Agreement, (ii) the Company's breach of agreements or covenants made by Company in this Agreement, (iii) any acts, omissions or alleged acts or omissions arising out of or based on the arrangement created by this Agreement and the activities of Company taken pursuant hereto, (iv) any Losses arising out of or resulting from any legal, administrative or other proceedings instituted or initiated by any Governmental Entity, shareholder of the Company or any other Person (other than the Purchaser and its Affiliates and the Company and the Company's subsidiaries) arising out of the transactions contemplated by this Agreement and/or the terms of the Shares (other than any Losses attributable to any willful misconduct or fraud on the part of the Purchaser), (v) any Losses resulting from a claim filed by any Other Purchaser (or any of their Affiliates) or by any other Person that is directly or indirectly based on a claim that the Person suffered Losses as a result of any act or failure to act of Purchaser or any Affiliate of the Purchaser or any person acting in concert with Purchaser or with any Affiliate of Purchaser in connection with or related to the transactions contemplated by this Agreement or the APA, or

(ii)            (vi) Losses related to any acts or failure to act by the Purchaser or any Affiliate of the Purchaser or any person acting in concert with Purchaser or with any Affiliate of Purchaser under the APA undertaken prior to the Closing with respect or related to any of the Offered Assets (as such term is defined in the APA)(other than any Losses attributable to any willful misconduct or fraud on the part of the Purchaser or its Affiliates).

(iii)            A party entitled to indemnification hereunder (each, an "Indemnified Party") shall give written notice to the party indemnifying it (the "Indemnifying Party") of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 13(n) unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party.  Such notice shall describe in reasonable detail such claim to the extent known by the Indemnified Party.  In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire counsel, at the cost and expense of the Indemnifying Party, and to conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one (1) law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions, upon agreement by the Indemnified Parties and the Indemnifying Parties.  If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Parties relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim.  Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent.  The Indemnifying Party further agrees that it will not, without the Indemnified Party's prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise (1) includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding, (2) provides solely for the payment of money damages and not any injunctive or equitable relief or criminal penalties and (3) does not create any financial or other obligation on the part of an Indemnified Party which would not be indemnified in full by the Indemnifying Party.

(iv)            The indemnity provided for in this Section 13(n) shall not be the sole and exclusive remedy of the Indemnified Parties after the Closing for any inaccuracy of any of the representations and warranties contained in this Agreement or any other breach of any covenant or agreement contained in this Agreement.  No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof.

(v)            Securities Laws Disclosure; Publicity.  By 9:00 a.m., New York City time, on the first (1st) business day after the date of this Agreement, the Company shall issue one or more press releases or Current Reports on Form 8-K reasonably acceptable to the Purchaser disclosing all material terms of the transactions contemplated hereby and by the other Transaction Documents.  On or before 9:00 a.m., New York City time, on the fourth (4th) trading day immediately following the execution of this Agreement, the Company will file a Current Report on Form 8-K with the SEC describing the material terms of this Agreement and the other Transaction Documents (and including as exhibits to such Current Report on Form 8-K the material Transaction Documents).

Signatures on the Following Page

IN WITNESS WHEREOF, the Purchaser and the Company have caused its respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

THE COMPANY:

Capitol Bancorp Ltd.

By:
Name:
Title:

Signature Pages for the Purchaser Follows

Signature Page to Securities Purchase Agreement

IN WITNESS WHEREOF, the Purchaser and the Company have caused its respective signature page to this Securities Purchase Agreement to be duly executed as of the date first written above.

PURCHASER:

VS CB STOCK ACQUISITION, LLC

By:
Name:            Gerald C. Timmis III
Title:            Authorized Person

Signature Page to Securities Purchase Agreement

SCHEDULE OF PURCHASERS
(1) Name Tax ID No.	(2) Contact Information	(3) Class B Common Shares	(4) Series A Preferred Shares	(5) Class B Common Purchase Price	(6) Series A Preferred Purchase Price	(7) Purchase Price
VS CB STOCK ACQUISITION, LLC Tax ID No.:	Gerald C. Timmis III c/o TFM Management, LLC 260 East Brown St., Suite 250 Birmingham, MI 48009 phone: (248) 646-9200 x13 fax: (248) 646-3322 email: gtimmis@valstonepartners.com copy to: Kenneth B. Abel, Esq. Ober, Kaler, Grimes & Shriver 100 Light Street Baltimore, MD 21202 Phone: 410-347-7394 Fax: 443-263-7594 Email: kbabel@ober.com	1,750,000	15,000	$35,000,000	$15,000,000	$50,000,000
Schedule of Purchasers